OFFICE LEASE AGREEMENT

BETWEEN

STREET RETAIL, INC., LANDLORD

AND

OPNET TECHNOLOGIES, INC., TENANT

DATE: December 21st, 2006

HOLLAND & KNIGHT LLP

i	HOLLAND & KNIGHT LLP

ii	HOLLAND & KNIGHT LLP

TABLE OF CONTENTS

Article/Section		Page Number
ARTICLE XVIII RIGHT OF FIRST OFFER FOR WACHOVIA SPACE		28
Section 18.01	Wachovia Space	28

ARTICLE XIX ANTENNA RIGHTS		29

LIST OF CERTAIN DEFINITIONS

Additional Rent	2
Affiliate Notice	22
Alterations	16
Antenna	29
Availability Notice	28
Brokers	27
Building Permit	Exhibit B
Casualty	18
Common Restrooms	6
Construction Documents	Exhibit B
Default	23
Escalation Date	8
Relocation Notice	28
Extension Option	5
Extension Terms	5
Force Majeure	3
FRIT	14
Holdover Minimum Rent	4
Holdover Occupancy	4
Interest Rate	23
Landlord	1
Landlord’s Agent	Exhibit B
Landlord’s Indemnified Parties	14
Lease	1
Leasehold Improvements	17
Letter of Credit	25
Market Rate	4
Mortgage	20
Mortgagee	20
Negotiation Period	5
Notice	24
Operating Costs	10
Operating Costs Statement	10
Permitted Alterations Notice	16
Permitted Capital Expenditures	11
Permitted Exterior Signage	7
Plans	Exhibit B
Preliminary Plans	Exhibit B
Premises Systems	6
Qualified Lender	20
Qualified Tenant Affiliate	22
Released Parties	15
Relocation Notice	28
Right of First Offer	28
Security Deposit	1
Substitute Tenant	23
Taking	19
Taxes	11
Tenant	1
Tenant Work	Exhibit B
Tenant Work Allowance	Exhibit B
Tenant’s Agent	Exhibit B
Tenant’s Indemnified Parties	14
Tenant’s Insurance	15
Tenant’s Property	17
Tenant’s Share of Operating Costs and Taxes	9
Transfer	21
Transfer Response Failure Notice	21
Transferee	21
Wachovia Lease	28
Wachovia Relocation Amendment	28
Wachovia Space	28
Waiving Party	15

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made this 21st day of December, 2006, by and between STREET RETAIL, INC., a Maryland corporation (“Landlord”), and OPNET TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

IN CONSIDERATION of the payments of rents and other charges provided for herein and the covenants and conditions hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I

REFERENCE PROVISIONS, DEFINITIONS AND EXHIBITS

As used in this Lease, the following terms shall have the meanings set forth in Sections 1.01 and 1.02 below.

Section 1.01 Reference Provisions.

A. Leased Premises. The premises consisting of the entire rentable area on the second (2nd) floor (designated as Suite 200) of the Building described in Section 1.01.1, below, as shown on the floor plan attached hereto as Exhibits A-1, and consisting of approximately twenty-two thousand two hundred fifty-three (22,253) square feet of rentable office space, which square footage is stipulated by Landlord and Tenant and shall conclusively be deemed to be the rentable square feet of the Leased Premises for purposes of this Lease.

B. Intentionally Omitted.

C. Term Commencement Date. December 20, 2006, subject to adjustment pursuant to Section 3.01.B hereof.

Rent Commencement Date. April 1, 2007.

D. Termination Date. January 31, 2016, or any earlier date on which this Lease is terminated in accordance with the provisions hereof.

E. Minimum Rent. Eight Hundred Twenty-three Thousand Three Hundred Sixty-one and Zero/100 Dollars ($823,361.00) for the first Lease Year, payable in twelve (12) equal monthly installments of Sixty-eight Thousand Six Hundred Thirteen and forty-two/1oo Dollars ($68,613.42) for the first Lease Year (at $37.00 per rentable square foot in the Leased Premises), which shall be increased on each Escalation Date (hereinafter defined) in accordance with the provisions of Section 5.02 hereof.

F. Security Deposit. One (1) month’s Minimum Rent, being Sixty-eight Thousand Six Hundred Thirteen and *DrtlHwo/1OO Dollars ($68,613.42).

G. Rent Payments. The rent payments due herein shall be made payable to Landlord at the following address:

Street Retail, Inc. - Property #1022

c/o Federal Realty Investment Trust

P.O. Box 8500-9320

Philadelphia, Pennsylvania

Attention: Legal Department

H. Notice Addresses.

TO LANDLORD:	Street Retail, Inc.
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Attention: Legal Department

TO TENANT:	OPNET Technologies, Inc.
7255 Woodmont Avenue
Bethesda, Maryland
Attention: Alberto Morales

I. Building. That certain building, consisting of 63,068 square feet of rentable office and retail space and currently having a street address of 7250 Woodmont Avenue, in the City of Bethesda, County of Montgomery, in the State of Maryland, including the land upon which the Building is situated (the legal description of which is set forth on Exhibit A), which square footage is stipulated by Landlord and Tenant and shall conclusively be deemed to be the rentable square feet of the Building for purposes of this Lease. The Building contains 44,840 square feet of rentable office area, which square footage is stipulated by Landlord and Tenant and shall conclusively be deemed to be the rentable square feet of the office area in the Building for purposes of this Lease.

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J. Parking Spaces. Twelve (12) monthly parking contracts (based upon the ratio of one (1) monthly parking contract for every two thousand (2,000) square feet of rentable area of the Leased Premises, rounded up to the next whole number), the terms of which are set forth in Article XIII.

K. Renewal Option. One (1)five (5)-year option. as provided in Section 3.04 hereof.

L. Schedules and Exhibits. The schedules and exhibits listed below are attached to this Lease and are hereby incorporated in and made a part of this Lease.

Exhibit A	Legal Description of the Land
Exhibit A-1	Second Floor Plan
Exhibit B	Work Agreement
Exhibit C	Rules and Regulations
Exhibit D	Rules for Tenant’s Contractors
Exhibit E	Intentionally Omitted
Exhibit F	Intentionally Omitted
Exhibit G	Intentionally Omitted
Exhibit H	Additional Exclusions to Operating Costs
Exhibit I	Intentionally Omitted
Exhibit J	Form of Letter of Credit
Exhibit K	Location and Parameters of Permitted Exterior Signage
Exhibit L	Intentionally Omitted
Exhibit M	Cleaning Specifications
Exhibit N	Right of First Offer

Section 1.02 Definitions.

A. Common Areas. Any existing or future improvements, equipment, areas and/or spaces for the non-exclusive, common and joint use or benefit of Landlord, Tenant and other tenants, occupants and users of the Building. The Common Areas include without limitation sidewalks, roofs, gutters and downspouts, parking areas, access roads, driveways, landscaped areas, service drives and service roads, traffic islands, loading and service areas, stairs, landings, ramps, elevators, escalators, utility and mechanical rooms and equipment, corridors, lobbies, public washrooms, and other similar areas and improvements.

B. Floor Area. When used with respect to the Leased Premises, the number of rentable square feet set forth in Section 1.01 .A, above, which the Leased Premises shall be deemed to contain. When used with respect to any other space in the Building, Floor Area shall mean the number of rentable square feet of such space as reasonably determined by Landlord; provided, however, when used with respect to any other office space in the Building, Floor Area shall mean the number of rentable square feet of such space as reasonably determined by Landlord in accordance with BOMA.

C. Interest. A rate per annum of twelve percent (12%).

D. Lease Year. Each twelve (12) month period beginning with the Rent Commencement Date, and each anniversary thereof, provided the Rent Commencement Date occurs on the first day of a month. If the Rent Commencement Date occurs on a day other than the first day of a month, then the first Lease Year shall begin on the Rent Commencement Date and shall terminate on the last day of the twelfth (12th) full calendar month after the Rent Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Term shall terminate on the date this Lease expires or is otherwise terminated.

E. Partial Lease Year. Any period during the Term which is less than a full Lease Year.

F. Operating Year. Each respective calendar year or part thereof during the Term of this Lease or any renewal thereof, or at the option of Landlord, any other twelve month period or part thereof designed by Landlord.

G. Base Year. The calendar year commencing January 1, 2007.

H. Person. An individual, firm, partnership, association, corporation, limited liability company, or any other legal entity.

I. Additional Rent. All sums payable by Tenant to Landlord under this Lease, other than Minimum Rent.,

J. Rent. Minimum Rent plus Additional Rent.

K. Tenant’s Operating Costs Share. Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the office portion of the Building, which is 44,840 rentable square feet, as measured in accordance with BOMA. Tenant’s Operating Costs Share is currently 49:63%.

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L. Tenant’s Tax Share. Shall mean a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the office and retail portions of the Building. Tenant’s Tax Share is currently 35.28%.

M. Base Operating Costs. The Operating Costs for the Base Year.

N. Base Taxes. Taxes applicable to the first Lease Year.

O. Building Hours. At least from 8:00 a.m. until 6:00 p.m. on weekdays (excluding holidays) and from 9:00 a.m. until 1:00 p.m. on Saturdays (excluding holidays).

P. Force Majeure. Any acts of God, strikes, sabotage, acts of war, fire and casualty, legal requirements, government restrictions or controls on construction, unusual shortages or inability to obtain labor, materials or equipment, energy shortage, the failure in the applicable governmental authority to promptly issue any building permit, conduct inspections or issue any required certificate or approval in connection with any work undertaken by Landlord, or any causes beyond the reasonable control of Landlord.

ARTICLE II

LEASED PREMISES

Section 2.01 Leased Premises.

A. Landlord demises and leases to Tenant, and Tenant leases and takes from Landlord, the Leased Premises together with the right to use for ingress to and egress from the Leased Premises, in common with others, the Common Areas. Landlord has the exclusive right, subject to any express limitation set forth in Section 4.04 and Article XIX hereof, to (i) use the exterior faces of all perimeter walls of the Building, the roof and all air space above the Building and (ii) install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Leased Premises and other parts of the Building; provided, that if any such pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires are installed in the Leased Premises by Landlord pursuant to this Article II or Section 7.02, then (a) Landlord shall use reasonable efforts to either install such items within or behind the walls or above the ceiling or as near to a wall or ceiling of the Leased Premises as is reasonably practicable or otherwise minimize the impact such items may have on the interior design of the Leased Premises, and (b) Landlord shall repair any damage caused by such installation.

B. Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractor hereunder is effective, Tenant shall have access to the Leased Premises immediately upon the Term Commencement Date; provided, however, Tenant shall not be entitled to make any alterations or improvements to the Leased Premises until the Plans (as defined in the Work Agreement) have been finally approved by Landlord in accordance with the Work Agreement. Except for purposes of constructing the Tenant Work in accordance with the Work Agreement, Tenant shall not be permitted to occupy the Leased Premises for purposes of conducting its business therein or for any other purpose, unless and until Tenant delivers to Landlord a certificate of occupancy and any other approvals required for Tenant’s occupancy of the Leased Premises from any governmental authorities having jurisdiction over the Leased Premises, all of which shall be obtained by Tenant at Tenant’s sole cost and expense. If Landlord notifies Tenant that the Leased Premises are otherwise available for Tenant to take possession thereof, but Tenant is not permitted to take possession of the Leased Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required hereunder to be carried by Tenant and its contractor is effective, then (i) Landlord shall be deemed to have tendered possession of the Leased Premises to Tenant, (ii) neither the Term Commencement Date, nor the Rent Commencement Date shall be delayed as a result thereof, and (iii) Tenant shall be entitled to access the Leased Premises when such evidence of insurance has been delivered to Landlord.

C. In the event that as of the Term Commencement Date the Common Restrooms are in violation of any laws, rules, regulations or legal requirements, then in effect, of any governmental authority having jurisdiction over the Building or the Leased Premises (an “Existing Common Restroom Violation”) and Tenant notifies Landlord of such Existing Common Restroom Violation within 30 days after the Term Commencement Date (“Violation Notice Date”) and prior to making any improvements or alteration (other than cosmetic alterations such as painting and floor and wall covering), Landlord shall either (i) make such improvements or alteration required to cure any such Existing Common Restroom Violation, or (ii) reimburse Tenant for the reasonable cost of such improvements or alteration required to cure any such Existing Common Restroom Violation, provided such costs are approved by Landlord in advance. Notwithstanding anything contained herein to the contrary (including the provisions of Section 10.04 and 4.02.B), in the event that Tenant makes any alteration to any component of the Common Restrooms to which any such Existing Common Restroom Violation applies, Landlord shall not have any obligation with respect to such Existing Common Restroom Violation and Tenant shall be required to bring such component into compliance with any and all laws, rules, regulations and legal requirements of any governmental authority having jurisdiction over the Building or the Leased Premises (including curing any Existing Common Restroom Violation). In addition, notwithstanding any other provision of this Lease to the contrary (including the provisions of Section 10.04 and 4.02.B), from and after the Violation Notice Date, Tenant, as a part of the Tenant Work and at its sole cost, shall be required to cure any Existing Common Restroom Violation, unless Tenant has given Landlord notice of such Existing Common Restroom Violation prior to the Violation Notice Date and Tenant does not alter the component of the

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Common Restrooms to which such Existing Common Restroom Violation applies. Tenant shall also be responsible for the cost of any Tenant Work or Alteration to the Common Restrooms undertaken by Tenant, including any improvements that exceed current code. The cost incurred in connection with Landlord’s repair, maintenance and cleaning of the Common Restroom shall be included in Operating Costs, subject to and in accordance with the terms of this Lease.

ARTICLE III

TERM

Section 3.01 Term.

A. This Lease shall be effective as of the date hereof. The Term shall commence on the Term Commencement Date specified in Section 1.01.C. above (except as expressly set forth in Section 3.01 B hereof), and shall be for the period time specified in Section 1.01.B., above, and expire on the Termination Date specified in Section 1.01 .D, above.

B. In the event that Landlord has not tendered possession of the Leased Premises to Tenant by the Term Commencement Date (as set forth in Section 1.01.C) for any reason or cause, then the Term Commencement Date shall be delayed and shall be the date that Landlord tenders possession of the Leased Premises to Tenant. In the event the Term Commencement Date is so delayed, Landlord shall not be liable or responsible for any claims, damages, or liabilities by reason of such delay, but the Rent Commencement Date shall be delayed by one (1) day for each day that the Term Commencement Date is so delayed.

C. Minimum Rent shall commence on the Rent Commencement Date irrespective of the date that Tenant actually completes the Tenant Work and occupies the Leased Premises, which Rent Commencement Date is subject to adjustment only pursuant to the provisions of Section 3.01 B hereof. It is understood and agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, decorations, additions or improvements in or to the Leased Premises in connection with Tenant’s initial occupancy thereof. Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractor hereunder is effective, Tenant shall have access to the Leased Premises to commence the Tenant Work in the Leased Premises in accordance with the Plans (as defined in Exhibit B hereof; i.e., the Construction Documents approved by Landlord) on the Term Commencement Date. Except for purposes of constructing the Tenant Work in accordance with Exhibit B and installing furniture and equipment, Tenant shall not be permitted to occupy the Leased Premises for purposes of conducting its business therein or for any other purpose, unless and until Tenant delivers to Landlord a certificate of occupancy and any other approvals required for Tenant’s occupancy of the Leased Premises from any governmental authorities having jurisdiction over the Leased Premises, all of which shall be obtained by Tenant at Tenant’s sole cost and expense. If Landlord notifies Tenant that the Leased Premises are otherwise available for Tenant to take possession thereof, but Tenant is not permitted to take possession of the Leased Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required hereunder to be carried by Tenant and its contractor is effective, then (a) Landlord shall be deemed to have tendered possession of the Leased Premises to Tenant; (b) neither the Term Commencement Date nor the Rent Commencement Date shall be delayed as a result thereof; and (c) Tenant shall be entitled to access the Leased Premises when such evidence of insurance has been delivered to Landlord.

D. Within five (5) days after request from Landlord, Landlord and Tenant shall execute an amendment to the Lease setting forth the Term Commencement Date, Rent Commencement Date and Termination Date.

Section 3.02 End of Term. This Lease shall terminate on the Termination Date without the necessity of notice from either Landlord or Tenant. Upon the Termination Date, Tenant shall quit and surrender to Landlord the Leased Premises, broom-clean, in good order and condition, ordinary wear and tear excepted; and shall surrender to Landlord all keys and access cards, if applicable, to or for the Leased Premises.

Section 3.03 Holding Over. If Tenant fails to vacate the Leased Premises on the Termination Date, Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise). In addition to and not in limitation of the foregoing, occupancy subsequent to the Termination Date (“Holdover Occupancy”) shall be a tenancy at will. Holdover Occupancy shall be subject to all terms, covenants, and conditions of this Lease (including those requiring payment of Additional Rent), except that the Minimum Rent for each day that Tenant holds over (“Holdover Minimum Rent”) shall be equal to one and one-half (1 1/2) times the per diem Minimum Rent payable in the last Lease Year. Landlord also shall be entitled to recover all damages, including lost business opportunity regarding any prospective tenant(s) for the Leased Premises, suffered by Landlord as a result of Tenant’s Holdover Occupancy; provided, however, Landlord shall waive its right to such damages if Tenant vacates and surrenders to Landlord the Leased Premises in the condition required pursuant to this Lease on or before the date that is forty-five (45) days after the expiration of the Term.

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Section 3.04 Renewal.

A. Landlord grants Tenant the option (referred to as the “Extension Option,”) to extend the Term for one (1) period of five (5) years (the “Extension Term”). Tenant shall have no right to an extension of the Term if at the time Tenant seeks to exercise the Extension Option, or at the time the Extension Term would have otherwise commenced, Tenant (i) has then assigned this Lease (other than to a Qualified Tenant Affiliate) or sublet more than fifty percent (50%) of the Leased Premises (other than to a Qualified Tenant Affiliate); (ii) is then in an uncured Default (as defined in Section 16.01 hereof); or (iii) has been in Default (as defined in Section 16.01 hereof) under this Lease two (2) or more times in the prior thirty-six (36) month period. To exercise the Extension Option, Tenant shall give notice of its exercise to Landlord not earlier than eighteen (18) months prior to the Termination Date and not later than twelve (12) months prior to the Termination Date. If Tenant is entitled to and gives Landlord notice in accordance with the terms of this Section, the Term shall be extended for the period of the Extension Term commencing on the day after expiration of the initial Term, and except as set forth below in this Section, shall be on the same terms and condition as are set forth in this Lease. Minimum Rent during the extended Term shall be the then-current (i.e., as of the commencement of the applicable Extension Term) market rent for renewal tenants in first-class office properties of comparable quality and character to the Building in Bethesda, Maryland, taking into consideration market concessions, allowances and other relevant factors applicable to renewal tenant at such time (the “Market Rate”), but in no event less than ninety percent (90%) of the Minimum Rent payable as of the Termination Date, with subsequent escalations in Minimum Rent thereafter to be determined by market practice with respect to comparable space, as such Minimum Rent is reasonably determined by Landlord (and notice thereof delivered to Tenant on or before the date that is the later of (i) sixty (60) days after Tenant’s notice of exercise of the Extension Option or (ii) thirteen (13) months prior to the Extension Term).

B. If Tenant disagrees with Landlord’s determination of Minimum Rent for any Extension Term, Tenant shall give Landlord notice of objection within fifteen (15) days after Tenant receives Landlord’s notice of Landlord’s Minimum Rent determination; otherwise Landlord’s determination shall be deemed conclusive. If Tenant timely delivers to Landlord such notice of objection as provided above, then Landlord and Tenant shall negotiate in good faith to determine the amount of Minimum Rent within ten (10) days of the date of Landlord’s receipt of Tenant’s written notice of objection (the “Negotiation Period”).

C. In the event Landlord and Tenant are unable to agree upon the Minimum Rent for the Extension Term within the Negotiation Period, then either Landlord or Tenant shall be entitled to elect to proceed with the binding arbitration process set forth below by delivering written notice of such election to the other party within twenty (20) days after the expiration of the Negotiation Period. If either party timely elects to proceed with binding arbitration, then the Minimum Rent for the Extension Term shall be based upon the Market Rate for renewal tenants in first-class office properties of comparable quality and character to the Building in Montgomery County, Maryland (taking into consideration market concessions, allowances and other relevant factors applicable to renewal tenant at such time), as determined by binding arbitration in accordance with the following procedures. Within fifteen (15) days after either party first delivers notice to the other party of its election to proceed to binding arbitration, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Section 3.04.D hereof). Within twenty (20) days of their selection, each broker shall make a written determination of the Market Rate for the Extension Term. All determinations of the Market Rate shall be in writing. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to an escrow agent who, after receiving both valuation reports, shall deliver each party’s valuation report to the other party. If the Market Rate determination of the broker designated by Landlord is within five percent (5%) of the Market Rate determination of the broker designated by Tenant, then the Minimum Rent for the applicable Extension Term shall be the average of the two Minimum Rent determinations for the Extension Term. If the Market Rate determinations of these two brokers vary by more than five percent (5%), then a third broker shall be selected by the initial two brokers within fifteen (15) business days after the initial two valuation reports have been delivered to the parties (the third broker also having the qualifications set forth in Section 1 .D(iv) below). If a third broker is appointed, the third broker shall review the valuation reports of the initial two brokers and select the one of the initial two valuation reports that most closely reflects the Market Rate for the Extension Term. The third broker shall promptly deliver a report of his determination to each of the parties. The determination of the Market Rate for the applicable Extension Term pursuant to this Section 3.04.C hereof (but in no event less than ninety percent (90%) of the Minimum Rent payable as of the Termination Date) shall be final and binding upon Landlord and Tenant. The expenses of each of the first two brokers appointed under this Section 3.04.C shall be borne by the party appointing such broker. The expenses of the third broker appointed under this Section 3.04.C shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

D. The real estate brokers selected by Landlord and Tenant shall have the following qualifications: (i) must be a independent and licensed real estate broker in the State of Maryland; (ii) must have a minimum of ten (10) years’ experience in commercial office leasing in the Montgomery County, Maryland area; (iii) must be an active broker in the Montgomery County, Maryland area and known for commercial office expertise; (iv) in the case of the third broker only, must have experience representing both landlords and tenants; (v) in the case of the third broker only, is not then representing either Landlord or Tenant; and (vi) in the case of the third broker only, shall not have been involved in any disputes with Landlord, Tenant or any of the other brokers. In the event that real estate brokers with the qualifications described in this Section 3.04.D are unavailable, qualified consultants with similar qualifications may be substitutes.

E. An amendment modifying this Lease to set forth the Minimum Rent for the Leased Premises during the Extension Term shall be executed by Landlord and Tenant within ten (10) days of Landlord’s determination thereof, of the parties’ agreement thereto (if applicable) or of the determination of the Minimum

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Rent by the brokers pursuant to Section 3.04.C hereof. In the event that (i) Tenant and Landlord fail to agree on the Minimum Rent for the Extension Term within the Negotiation Period, and neither Landlord nor Tenant timely elects to proceed with binding arbitration, or (ii) any of the conditions set forth in Section 3.04.A, above are not satisfied, then, at Landlord’s option, this Extension Option shall be null, void and of no further force or effect and this Lease shall end on the date otherwise scheduled for expiration thereof, unless earlier terminated in accordance with the terms thereof. Tenant shall have no further right or option to extend the Term. Time is of the essence with respect to this Section 3.04.

ARTICLE IV

USE AND OPERATION OF THE LEASED PREMISES

Section 4.01 Intentionally Deleted.

Section 4.02 Use.

A. Tenant shall use the Leased Premises solely for general office use, and for no other purpose, and to the extent permitted under applicable zoning statutes, laws, rules, orders, regulations and ordinances, computer labs and training rooms, provided that no more than 20% of the rentable area in the Leased Premises may be used for such purposes and provided further that Tenant complies with all other provisions hereof in connection therewith (including any provisions governing the equipment and improvements installed in the Lease Premises).

B. Tenant shall comply with all statutes, laws, rules, orders, regulations and ordinances affecting the Leased Premises or relating to the use, occupancy or alteration thereof and all the orders or recommendations of any insurance underwriters, insurance rating bureau or any insurance companies providing insurance to Landlord. Except as may otherwise be provided in this Lease, Tenant shall not be required to make any alterations outside of the Leased Premises or to any base Building systems or to the Common Restrooms (hereinafter defined) in order to comply with the any of the foregoing requirements; provided, however, that, if Landlord makes any alteration to any part of the Building as a result of any damage or alteration to the Leased Premises caused or made by or on behalf of Tenant or in order to comply with any requirement of any statutes, laws, rules, orders, regulations and ordinances and such requirement is a result of Tenant’s particular business or use of the Leased Premises, then Tenant shall reimburse Landlord upon demand for the cost thereof. For purposes of this Lease, the base Building HVAC ducts, VAV boxes, central air handlers, that portion of the electrical system the supplies power to the main electrical closet serving the Leased Premises, and that portion of the plumbing system that supplies water and sewage service to the existing bathrooms and wet stacks serving the Leased Premises and the vertical main sprinkler line for the Building shall be part of the base Building systems in the Leased Premises. All other electrical, mechanical, plumbing and any other systems within the Leased Premises or exclusively servicing the Leased Premises, including without limitation, any supplemental HVAC systems exclusively servicing the Leased Premises and telecommunication systems (the “Premises Systems”) shall not be part of the base Building systems and shall be the sole responsibility of Tenant to repair and maintain in a manner that is reasonably comparable to other similar first class office buildings in the Montgomery County, Maryland area of a similar location, size and age. “Common Restrooms” shall mean the restrooms (but not any private restrooms) located on any floor of the Building that is occupied entirely by Tenant, to the extent such restrooms would have been part of the common area of the Building had Tenant not occupied such entire floor. In no event shall Tenant use the Leased Premises for purposes which are prohibited by zoning or similar laws or regulations, or covenants, conditions or restrictions (provided that with respect to any covenants conditions or restrictions that are not of record as of the date hereof, Tenant shall have received written notice thereof). Tenant acknowledges and agrees it is solely responsible for determining if its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations.

C. Tenant shall, at its sole expense: (i) keep the Leased Premises in a good order and condition consistent with the operation of similar first-class office buildings in the Montgomery County, Maryland area (which obligation shall not relieve Landlord from providing to the Leased Premises janitorial and other services required of Landlord pursuant to the provisions of this Lease); (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, upon the leasehold estate created by this Lease or upon Tenant’s fixtures, furnishings or equipment in the Leased Premises; (iii) not use or permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iv) not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (v) not place a live load on any floor exceeding 100 pounds per square foot, and not install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vi) not strip, overload, damage or deface the Leased Premises, or the hallways, stairways, elevators, parking facilities or other public areas of the Building, or the fixtures therein or used therewith, nor permit any hole (except in connection with hanging customary weight pictures and similar office decorations on the walls of the Leased Premises) to be made in any of the same; (vii) not to move any furniture or equipment into or out of the Leased Premises except at such reasonable times and in such manner as Landlord may from time to time reasonably approve; (viii) not install or operate in the Leased Premises any electrical heating, air conditioning or refrigeration equipment, or other equipment not shown on approved plans which will increase the amount of electricity required for use of the Leased Premises as general office space (other than ordinary office kitchenette appliances customarily found in first-class office buildings in Montgomery County, Maryland and office equipment such as personal computers, printers, copiers and the like) without first obtaining the written consent of Landlord; (ix) not install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning or electrical systems of the Leased Premises or the Building, without first obtaining the written consent of Landlord.

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D. In addition to and not in limitation of the other restrictions on use of the Leased Premises set forth in this Section 4.02, Tenant hereby agrees that the following uses of the Leased Premises shall not be considered to be “office use” and shall not be permitted: (1) any use of the Leased Premises by an organization or person enjoying sovereign or diplomatic immunity; (2) any use of the Leased Premises by or for any medical, mental health or dental practice; (3) any use of the Leased Premises by or for an employment agency or bureau; (4) any use of the Leased Premises for classroom purposes (other than for training purposes for employees, vendors and customers provided that in no event shall the area of the training facilities be more than fifteen percent (15%) of the rentable square feet in the Leased Premises); (5) any use of the Leased Premises by or for any user which distributes governmental or other payments, benefits or information to persons that personally appear at the Leased Premises; (6) any other use of the Leased Premises or any portion of the Building by any user that will attract a volume, frequency or type of visitor or employee to the Leased Premises or any portion of the Building which is not consistent with the standards of a high quality, first-class, office building in the general area of the Building or that will in any way impose an excessive demand or use on the facilities or services of the Leased Premises or the Building.

Section 4.03 Intentionally Deleted.

Section 4.04 Signs and Advertising. Except for the Permitted Exterior Signage (hereinafter defined), Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or inside of the Building. Landlord shall provide, at the cost of Tenant, standard suite entry signage, if applicable, to be affixed at the entrance to the Leased Premises. Landlord shall also prepare and install at Tenant’s expense a name plate designating Tenant on the directory for the Building. Landlord shall not unreasonably withhold its consent to any signage in the lobby of the Leased Premises on any floor that is entirely occupied by Tenant, provided that such signage is consistent with a first-class office building in Montgomery County, Maryland. If any other signs, advertisements or notices are painted, affixed, or otherwise displayed that are outside the Leased Premises or visible from outside the Leased Premises without the prior approval of Landlord, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal. Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to install one (1) sign at the top of the Building (in the location and subject to the parameters set forth on Exhibit K ) identifying “OPNET Technologies, Inc.” (or similar trade name of Tenant) as a tenant of the Building (the “Permitted Exterior Signage”), provided that (i) the Permitted Exterior Signage is permitted under the laws, rules and regulations of the Montgomery County, Maryland and any other governmental authorities having appropriate jurisdiction over the Building; (ii) the Permitted Exterior Signage conforms to all such laws, rules and regulations, and to the terms and conditions hereinafter set forth; (iii) Tenant has obtained all permits, licenses and approvals that may be required in order to install the Permitted Exterior Signage; and (iv) Tenant has not assigned this Lease (other than to a Qualified Tenant Affiliate) and is occupying at least one (1) full floor i.e., all the rentable area on such floor) of the Building. The exact design, location, dimensions and style of the Permitted Exterior Signage shall be subject to Landlord’s prior review and prior written approval exercised in good faith; provided that such approval shall not be unreasonably withheld, conditioned or delayed if such design, location, dimensions and style of the Permitted Exterior Signage is consistent with Exhibit K hereof (it being understood that the size of Tenant’s sign shall be no greater that 50% of the signage area permitted under applicable law for office tenants of the building). The Permitted Exterior Signage may be illuminated, provided that such sign is not internally illuminated, and the Permitted Exterior Signage shall not be a “box sign.” The quality of the installation of the Permitted Exterior Signage is extremely important to Landlord, and Landlord reserves the right to approve in its sole discretion the manner in which the sign is affixed. In order to obtain Landlord’s approval, Tenant must submit to Landlord for Landlord’s approval samples of materials to be used for the Permitted Exterior Signage (showing, among other things, the thickness thereof), samples of any colors used for the Permitted Exterior Signage, complete shop drawings of the Permitted Exterior Signage and plans and specifications for the actual construction and attachment of the Permitted Exterior Signage and any illumination thereof. All Permitted Exterior Signage shall be installed by a contractor selected by Tenant and reasonably approved by Landlord and maintained by a contractor reasonably acceptable to Landlord. On or before the end of the Term, or in the event that Tenant at anytime is leasing less than one (1) full floor in the Building or Tenant assigns this Lease (other than to a Qualified Tenant Affiliate) or Tenant or such Qualified Tenant Affiliate occupies less than seventy-five percent (75%) of the total rentable square feet of the Leased Premises (by reason of a sublet of all or a portion of the Leased Premises or otherwise), Tenant shall, at its expense, have a contractor selected by Landlord remove the Permitted Exterior Signage and repair the Building affected thereby to the condition such part of the Building was in at the time such Permitted Exterior Signage was installed. Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys’ fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way arising from the installation and maintenance of any Permitted Exterior Signage, except to the extent caused by the negligence of Landlord. Tenant shall obtain property insurance coverage for such Permitted Exterior Signage and such Permitted Exterior Signage. Tenant’s rights under this Section 4.04 are personal to OPNET Technologies, Inc., and no assignee (other than to a Qualified Tenant Affiliate in connection with an assignment of this Lease) or sublessee of Tenant shall have any signage rights hereunder. Tenant will pay for all costs associated with the Permitted Exterior Signage, including without limitation all design, construction, installation and permitting costs as well as all ongoing maintenance, repair and removal costs.

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ARTICLE V

RENT

Section 5.01 Rent Payable.

A. Tenant shall pay all Rent to Landlord, without prior notice or demand and without offset, deduction or counterclaim whatsoever, in the amounts, at the rates and times set forth herein, and at such place as is provided in Section 1.01 .G, above, or by wire transfer to Landlord’s bank account or at such other place as Landlord may from time to time designate by notice to Tenant.

B. If Tenant fails to make any payment of Rent within ten (10) days from the date that such Rent is due, Tenant shall pay Landlord a late payment charge equal to the greater of (i) five percent (5%) of such payment of Rent, or (ii) Twenty Dollars ($20.00) per day from the date such Rent is due until the date such Rent is received; provided, however, on the first occasion of the late payment of Rent in any twelve (12)-month period, and no more than once in any twelve (12)-month period, Landlord agrees to waive its right to collect such late payment charge on such payment of Rent if such payment is made no later than the fifth (5th) day after Landlord delivers to Tenant written notice of such late payment. Payment of such late charge shall not excuse or waive the late payment of Rent.

C. If Landlord receives two (2) or more checks from Tenant that are dishonored by Tenant’s bank within any 24-month period, all checks for Rent thereafter shall be bank certified and Landlord shall not be required to accept checks except in such form. Tenant shall pay Landlord any bank service charges resulting from dishonored checks, plus Fifty Dollars ($50.00) for each dishonored check as compensation to Landlord for the additional cost of processing such check.

D. Any payment by Tenant of less than the total Rent due shall be treated as a payment on account. Acceptance of any check bearing an endorsement, or accompanied by a letter stating, that such amount constitutes “payment in full” (or terms of similar import) shall not be an accord and satisfaction or a novation, and such statement shall be given no effect. Landlord may accept any check without prejudice to any rights or remedies which Landlord may have against Tenant.

E. For any portion of a calendar month at the beginning of the Term, Tenant shall pay in advance the pro-rated amount of the Rent for each day included in such portion of the month.

Section 5.02 Payment of Minimum Rent. The Minimum Rent for the first Lease Year shall be as set forth in Section 1.01 .E, above. Commencing on the first day of the second Lease Year, and on the first day of each Lease Year thereafter (each, an “Escalation Date”), the Minimum Rent then in effect shall be increased by an amount equal to (i) the Minimum Rent then in effect, times (ii) three percent (3%) of the Minimum Rent then in effect. Tenant shall pay Landlord the Minimum Rent in equal monthly installments, in advance, commencing on the Term Commencement Date, and on the first day of each calendar month thereafter throughout the Term. An amount equal to the first month’s Minimum Rent shall be paid in advance upon execution of this Lease and such amount shall be credited toward the first payment of Minimum Rent due.

ARTICLE VI

COMMON AREAS

Section 6.01 Use of Common Areas. Tenant shall have a non-exclusive license to use the Common Areas for ingress to and egress from the Leased Premises, subject to the exclusive control and management of Landlord and the rights of Landlord and of other tenants. Tenant shall comply with such rules and regulations as Landlord prescribes regarding use of the Common Areas. Tenant shall not use the Common Areas for any sales or display purposes, or for any purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic. Landlord shall use good faith efforts to enforce any provision in the leases of other office tenants in the Building that similarly prohibits the use of the Common Areas by such tenant for any purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic. The Common Areas shall at all times be subject to the exclusive control and management of Landlord.

Section 6.02 Management and Operation of Common Areas. Landlord shall operate, repair, equip and maintain the Common Areas and shall have the exclusive right and authority to employ and discharge personnel with respect thereto. Without limiting the foregoing, provided that Tenant’s use of the Leased Premises that is permitted hereunder and reasonable access to the Leased Premises are not materially adversely affected, Landlord may (i) use the Common Areas for promotions, exhibits, displays, outdoor seating, food facilities and any other use which tends to benefit the Building, tenants of the Building or visitors to the Building; (ii) grant the right to conduct sales in the Common Areas; (iii) erect, remove and lease kiosks, planters, pools, sculptures and other improvements within the Common Areas; (iv) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Building; (v) construct, maintain, operate, replace and remove lighting, equipment, and signs on all or any part of the Common Areas, provided that Tenant’s rights expressly set forth in Section 4.04 hereof are not materially adversely affected; (vi) provide security personnel for the Building; and (vii) restrict parking in the Building, provided that Tenant’s parking rights are not thereby diminished. Landlord and Tenant agree that the Common Restrooms and elevator lobbies within the Leased Premises shall not be deemed part of the Common Areas for purposes of this Lease. Landlord reserves the right at any time and from time to time to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of

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entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the Building, which work shall be at Landlord’s sole cost and shall not be included in Operating Costs, unless (a) such work is performed in connection with the operation, maintenance, repair or management of the Building or in order to comply with any and all applicable laws, rules, regulations and requirements of any governmental authority having jurisdiction over the Building, and (b) the cost of such work is not expressly excluded from Operating Costs pursuant to Exhibit H hereof. Landlord shall have the right to close temporarily all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord, be necessary for repairs, replacements or maintenance to the Common Areas, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Leased Premises. Landlord shall have the right, at any time, to (i) make alterations or additions to any part of, the Building; (ii) build other buildings or improvements in or about the land on which the Building is located; and (iii) convey to others or withdraw portions of such land; provided, however, that (a) Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations in connection with such work, (b) Landlord shall use reasonable efforts to provide Tenant with forty-eight (48) hours (or 30 days if it relates to clause (ii) or (iii) hereof) prior notice (except in the event of an emergency, when no such notice shall be required) if such work is likely to have a material adverse affect on Tenant’s business operations in the Leased Premises, and (c) if as a direct result of any such work performed by Landlord at Landlord’s election, the Leased Premises or any substantial part thereof are rendered untenantable for three (3) consecutive business days and Tenant in fact does not occupy the Leased Premises (or the untenantable portion thereof), then the Base Rent which the Tenant is obligated to pay hereunder shall abate proportionately (based on the number of square feet rendered untenantable and not occupied) as of the fourth (4th) business day after the Leased Premises (or any substantial part thereof) are rendered untenantable until the Leased Premises or such part thereof are again tenantable, unless such work performed by Landlord is requested by, or is for the benefit of, Tenant or is required to comply with any legal requirements applicable to the Building (other than to cure a violation existing as of the Term Commencement Date of any legal requirement in effect as of the Term Commencement Date) or to fulfill Landlord’s obligations hereunder or as a result of any casualty or damage to the Building, in which case no Base Rent shall abate, unless otherwise expressly provided in this Lease. In connection with Landlord’s construction of any such additional improvements on the land on which the Building is located, Landlord may temporarily restrict (but in no event more than two (2) consecutive weeks) Tenant’s use of certain of its parking spaces as Landlord deems reasonably appropriate to facilitate such construction. Landlord shall use reasonable efforts to minimize the disruption to Tenant’s use of such parking spaces and in the event Tenant is prohibited from using any such spaces, Landlord shall make arrangements for alternative parking in reasonably close proximity to the Building for the number of spaces that Tenant is entitled to use in the Building’s parking area, but is prohibited from using as a result of such construction.

Section 6.03 Tenant’s Share of Operating Costs and Taxes.

A. For the Operating Year commencing January 1, 2008 and each Operating Year thereafter, Tenant shall pay to Landlord, in the manner provided herein, Tenant’s share of increases in Operating Costs and Taxes (“Tenant’s Share of Operating Costs and Taxes”), which shall be equal to the sum of (i) the product obtained by multiplying Tenant’s Operating Costs Share times the amount, if any, by which Operating Costs for such Operating Year exceed the Base Operating Costs, and (ii) the product obtained by multiplying Tenant’s Tax Share times the amount, if any, by which Taxes for such Operating Year exceed the Base Taxes; provided, however, that for the Operating Years during which the Term begins and ends, Tenant’s Share of Operating Costs and Taxes shall be prorated based upon the actual number of days Tenant occupied, or could have occupied, the Leased Premises during each such Operating Year. If for any Operating Year after the Base Year the management fee percentage (i.e., the percentage applied to Landlord’s gross receipts for purposes of calculating the management fee) used for determining the management fee for such Operating Year is greater than the management fee percentage used in the Base Year, then for purposes of determining Tenant’s Share of Operating Costs and Taxes for such Operating Year, the management fee for the Base Year shall be recalculated based upon the management fee percentage used in such Operating Year. In addition if for any Operating Year after the Base Year the management fee percentage used for determining the management fee for such Operating Year is less than the management fee percentage used in any prior Operating Year or the Base Year, then for purposes of determining Tenant’s Share of Operating Costs and Taxes for such Operating Year, the management fee for the Base Year shall be recalculated based upon the management fee percentage used in such Operating Year, it being understood that for purposes of determining Tenant’s Share of Operating Costs and Taxes for any Operating Year, the management fee for the Base Year shall be calculated based upon the management fee percentage used in such Operating Year. Tenant’s Share of Operating Costs and Taxes shall be abated for the period from January 1, 2008 until March 31, 2008.

B. Tenant’s Share of Operating Costs and Taxes shall be paid, in advance, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off, on the first day of each calendar month during the Term, said monthly amounts to be determined on the basis of estimates prepared by Landlord on an annual basis and delivered to Tenant prior to the commencement of each Operating Year. If, however, Landlord fails to furnish any such estimate prior to the commencement of an Operating Year, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 6.03 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give notice to Tenant whether the installments of Tenant’s Share of Operating Costs and Taxes paid by Tenant for the current Operating Year have resulted in a deficiency or overpayment compared to payments which would have been paid under such estimate, and Tenant, within thirty (30)

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days after receipt of such estimate, shall pay any deficiency to Landlord and any overpayment shall, at Tenant’s option, be credited against future payments required by Tenant under such estimate or refunded to Tenant promptly; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord the monthly payment shown on such estimate. Landlord may at any time or from time to time furnish to Tenant a revised estimate of Tenant’s Share of Operating Costs and Taxes for such Operating Year, and in such case, Tenant’s monthly payments shall be adjusted and paid or credited, as the case may be substantially in the same manner as provided in the preceding sentence. After the expiration of each Operating Year, Landlord shall submit to Tenant a statement showing the determination of Tenant’s Share of Operating Costs and Taxes (the “Operating Costs Statement”). If such statement shows that the total of Tenant’s monthly payments pursuant to this Section 6.03 exceed Tenant’s Share of Operating Costs and Taxes, then Landlord will refund such overpayment with the notice; provided, however, that no such refund shall be made while Tenant remains in default of any non-monetary provision of this Lease (beyond any applicable notice and cure period expressly set forth herein) or is in default of any monetary provision of this Lease. If such Operating Costs Statement shows that Tenant’s Share of Operating Costs and Taxes exceeded the aggregate of Tenant’s monthly payments pursuant to this Section 6.03 for the applicable Operating Year, then Tenant shall, within thirty (30) days after receiving the statement, pay such deficiency to Landlord. Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof. If Tenant believes that any Operating Costs Statement includes charges that are not permitted pursuant to this Section 6.03 or contains an error in calculation or otherwise, then Tenant shall be entitled to the following audit right. Such audit right shall be exercisable by Tenant providing Landlord, within one hundred twenty (120) days of receipt of such Operating Costs Statement, notice of such objection, notice of its exercise of such audit right. If within sixty (60) days after Landlord’s receipt of Tenant’s written notice and statement, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than fifteen (15) days after the expiration of such sixty (60)-day period Tenant shall notify Landlord that it wishes to employ an independent certified public accounting firm reasonably acceptable to Landlord to inspect and audit Landlord’s books and records relating to the Operating Costs Statement. If Tenant elects to employ such accountant as set forth above, then Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement satisfactory to Landlord executed by such accountant, and provide Landlord not less than thirty (30) days notice of the date on which the accountant desires to examine Landlord’s books and records during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord such notice (but in no event between January 1 and April 1 of any year (“Blackout Dates”); provided that if all or a part of such 60 day period (i.e., the period between 30 and 90 days after Tenant delivers to Landlord such notice) falls between the Blackout Dates of any year, then starting on April 2 of such year and continuing for such number of the 60 days falling between such Blackout Dates, Tenant shall be entitled to conduct such examination of Landlord’s books and records in accordance with the terms hereof. The firm or person engaged by Tenant to conduct such audit cannot be compensated on a “contingency” or “success fee” basis. Such audit shall be limited to a determination of whether Landlord calculated the Operating Costs Statement in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant. Any audit performed pursuant to the terms of this section shall be conducted only by an independent certified public accounting firm reasonably acceptable to Landlord. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 6.03 only in strict accordance with the foregoing procedures and each such audit shall relate only to the most recent calendar year covered by the audited Operating Costs Statement and the Base Year (provided that such audit of the Base Year is conducted only once and is conducted within three (3) years of the end of such Base Year). If on account of any errors in the Operating Costs Statement under audit, Tenant is entitled to a refund or credit of the amount paid by Tenant for Tenant’s Share of Operating Costs and Taxes for the Operating Year under audit because such Expense Statement overstated the amounts to which Landlord was entitled hereunder, then Landlord shall refund such amount to Tenant promptly after becoming aware thereof, and if such Operating Costs Statement overstated the amounts to which Landlord was entitled hereunder by more than four percent (4%) of the amount of Operating Costs and Taxes for the applicable Operating Year, then Landlord shall also promptly reimburse Tenant for the reasonable costs and expenses incurred in any audit conducted in connection with such Operating Costs Statement, but in no event more than Ten Thousand Dollars ($10,000.00) (“Audit Fee Cap”) for such audit, which Audit Fee Cap shall be increased on the first day of each Operating Year by 3% of the Audit Fee Cap in effect for the prior Operating Year.

C. “Operating Costs” means all expenses and costs (but not specific costs which are allocated or separately billed to and paid by specific tenants) of every kind and nature which Landlord shall pay or become obligated to pay, on an accrual basis (consistently applied), because of or in connection with owning, operating, managing, painting, repairing, insuring and cleaning the Building, including, but not limited to, the following:

(i) cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Building, including janitorial service for all Floor Area leased to tenants;

(ii) cost of all equipment purchased or rented which is utilized in the performance of Landlord’s obligations hereunder, and the cost of maintenance and operation of any such equipment;

(iii) cost of all maintenance and service agreements for the Building and the equipment therein, including, without limitation, alarm service, security service, window cleaning, and elevator maintenance;

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(iv) costs of roof and exterior maintenance (including repainting) repair or replacement;

(v) wages, salaries and related expenses of all on-site agents or employees engaged in the operation, maintenance, security and management of the Building up to the level of property manager; provided, however, the wages, salaries and related expenses of any agents or employees not exclusively engaged in the operation, maintenance, security and management of the Building shall be reasonably apportioned;

(vi) cost of all insurance coverage for the Building from time to time maintained by Landlord, including but not limited to the costs of premiums for insurance with respect to personal injury, bodily injury, including death, property damage, business interruption, workmen’s compensation insurance covering personnel and such other insurance as Landlord shall deem reasonably necessary, which insurance Landlord may maintain under policies covering other properties owned by Landlord in which event the premium shall be reasonably allocable;

(vii) cost of repairs, replacements and general maintenance to the Building, including without limitation the mechanical, plumbing, fire and life/safety, electrical and heating, ventilating and air-conditioning equipment and/or systems;

(viii) any and all Common Area maintenance and repair (except for any item expressly excluded under Exhibit H attached hereto), including repainting and exterior and interior landscaping;

(ix) cost of removal of trash, rubbish, garbage and other refuse from the Building as well as removal of ice and snow from the sidewalks on or adjacent to the Building;

(x) all charges for electricity, gas, water, sewerage service, heating, ventilation and air-conditioning and other utilities furnished to the Building;

(xi) annual amounts amortizing the following items (“Permitted Capital Expenditures”): capital expenditures incurred either to improve the efficient operation of the Building or reduce Operating Costs (provided that Landlord in good faith believes that the annual costs savings will exceed the annual amortization for such item) or to comply with any law, order or regulation of any governmental, quasi-governmental, public or other authority (other than to cure a violation existing as of the Term Commencement Date of any legal requirement in effect as of the Term Commencement Date); provided that (i) the cost of each such capital improvement shall be amortized (on any basis permitted under generally accepted accounting principals) and only that portion attributable to each Operating Year shall be included herein for such Operating Year, and (ii) in no event shall Landlord include in Operating Costs for any Operating Year amortization of Permitted Capital Expenditures in excess of fifty centers ($.50) per square foot of space in the Building; and

(xii) management fees.

Notwithstanding anything contained herein to the contrary, Operating Costs shall not include (a) payments of principal and interest on any mortgages, deeds of trust or other financing instruments relating to the financing of the Building; (b) leasing commissions or brokerage fees; (c) costs associated with preparing, improving or altering for space for any leasing or releasing of any space within the Building; and (d) the additional exclusions from Operating Costs set forth on Exhibit H.

D. “Taxes” means all governmental or quasi-governmental real estate taxes, fees, charges and assessments (whether general, special, ordinary, or extraordinary) applicable to the Building (including without limitation any assessments or charges by any business improvement district, together with all reasonable costs and fees (including reasonable appraiser, consultant and attorney’s fees) incurred by Landlord in any tax contest, appeal or negotiation. “Taxes” shall also include that portion of any ground rent payments made by Landlord that represent the pass-through of real estate taxes from any ground lessor to Landlord and all rent or services taxes and/or so-called “gross receipts” or “receipts” taxes (including, but not limited to, any business license, sales, use or similar taxes) whether or not enacted in addition to, in lieu of or in substitution for any other tax. Taxes shall be accounted for on an accrual basis (consistently applied). “Taxes” shall also include any personal property taxes incurred on Landlord’s personal property used in connection with the Building. “Taxes” shall not include personal income taxes, personal property taxes, inheritance taxes, or franchise taxes levied against the Landlord, and not directly against said property, even though such taxes might become a lien against said property. If Taxes paid by Landlord for any calendar year during the Term, or any part thereof, for which Tenant has paid Tenant’s Share of Operating Costs and Taxes, are refunded to Landlord as a result of a final determination of such Taxes, then, provided Tenant is not then in default under this Lease, Tenant shall be entitled to a refund of Taxes in an amount equal to Tenant’s Tax Share of such refund (net of expenses incurred to obtain the refund); provided, however, that no such refund shall be made while Tenant remains in default of any non-monetary provision of this Lease (beyond any applicable notice and cure period expressly set forth herein) or is in default of any monetary provision of this Lease. Notwithstanding the foregoing, if the garage in the Building is leased to a third party operator and such operator of the garage pays a portion of Taxes attributable to the garage pursuant to its lease, then “Taxes” shall exclude such amount received by Landlord from the garage operator. Taxes in the Base Year and any subsequent Operating Year during which the Building is assessed for Taxes at a time when less than ninety-five percent (95%) of the rentable area of the Building is occupied with tenants paying rent for the entire year, shall be

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grossed up to the amount that Landlord reasonably determines that such Taxes would have been had the Building been at least ninety-five percent (95%) occupied (with tenant’s paying rent) for such entire year, determined as follows: (1) in the event the real estate tax assessor’s worksheet for any such year’s assessment reflects any deductions to the capitalized value of stabilized net operating income for items such as (x) losses due to the failure to achieve at least ninety-five percent (95%) occupancy (with tenants paying rent); (y) the costs of required capital improvements to achieve ninety-five percent (95%) occupancy (with tenants paying rent) which are not yet completed; and/or (z) items similar to the foregoing made for purposes of adjustments due to the failure to achieve at least ninety-five percent (95%) occupancy (with tenants paying rent), then and in such event the Real Estate Taxes shall be grossed up to reflect the amount of Real Estate Taxes which would have been payable during such year in the absence of such deduction(s); and (2) in the event that the real estate tax assessors worksheet indicates that an income approach was not considered as a part of the Base Year assessment, then Taxes in the Base Year shall be adjusted to be the amount that Landlord reasonably estimates such Taxes would have been had the Building been ninety-five percent (95%) occupied (with the tenant paying rent) for the entire Base Year and had the assessment therefor taken into consideration, in addition to the other factors typically used, a typical income approach. Landlord agrees to either provide Tenant with a copy of the assessor’s worksheet or to authorize Tenant to obtain a copy of same from the assessor upon its request.

E. If for any period during the Term less than ninety-five percent (95%) of the Floor Area of the office portion of the Building is occupied by tenants during any part of such period, then, in calculating Operating Costs for such period (including without limitation, the Base Year), Landlord shall increase those components of Operating Costs that Landlord reasonably believes would have been incurred during such period assuming the Building were ninety-five percent (95%) occupied during the entire period. In addition, if for any period during the Term any part of the Building is leased to a tenant who, in accordance with the terms of its lease, provides its own cleaning services and/or any other services otherwise included in Operating Costs during any part of such period, then Operating Costs for such period shall be increased by the additional costs for cleaning and/or such other applicable expenses that Landlord reasonably estimates would have been incurred by Landlord if Landlord had furnished and paid for cleaning and/or such other services for the space occupied by such tenant during the entire period.

ARTICLE VII

SERVICES AND UTILITIES

Section 7.01 Landlord shall provide the following facilities and services to Tenant as part of Landlord’s Operating Costs (except as otherwise provided herein):

A. Electricity serving the Leased Premises for normal lighting purposes and the operation of ordinary office equipment, subject to Section 7.03, below;

B. Normal and usual cleaning and char services after Building Hours each day except on Saturdays, Sundays and legal holidays recognized by the United States Government. Attached hereto as Exhibit M are the cleaning specifications currently applicable to the Building, which are subject to change from time to time in Landlord’s sole (but good faith) discretion; provided, however, if Landlord changes such cleaning specifications, such new cleaning specifications must be comparable to the cleaning specifications that are normally and customarily used for comparable first-class office buildings in the Montgomery County, Maryland area;

C. Rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, toilet tissue and paper towels as provided for the general use of all tenants in the Building and routine maintenance, painting, and electric lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable;

D. During Building Hours (i.e., a total of 54 hours a week during non-holiday weeks), central heating and air conditioning during the seasons of the year when these services are normally and usually furnished based upon standard electrical energy requirements of 5 watts per square foot and a human occupancy of not more than one person for each 150 square feet of rentable area of the Leased Premises. After-hours HVAC (i.e., anytime other than Building Hours) shall be provide upon Tenant’s request at a cost equal to Landlord’s reasonable estimate of the cost of utilities, maintenance and depreciation in connection with such service plus a 15% administrative fee. The Landlord will modify the HVAC controls so that (a) the individual package units can be run independently, such that any one (or more) of the package units may be turned on without the necessity of turning all of the units on and (b) the Tenant will have the ability to turn on the after hours HVAC with a switch in the Leased Premises. Regarding the two HVAC units exclusively serving the second (2nd) floor, since these HVAC units will be modified to run independently, the Landlord will provide HVAC services to the second (2nd) floor of the Leased Premises for up to 54 hours per week (less 10 hours per holiday day occurring during any such week) at times and days of the week selected by Tenant, which time/days may change from time to time (Tenant must give Landlord minimum 48 hours advance notice for any changes to the schedule). Any hours in excess of 54 hours for any week will be deemed after hours HVAC use, the charge for which shall be as set forth above. Regarding the third HVAC unit, which serves both the 2nd and 3rd floors, Tenant shall have use of the third HVAC unit during Building Hours and pay for any use of the unit after- hours;

E. Elevator service by means of automatically operated elevators at least during the Building Hours. Landlord shall have the right to remove elevators from service as the same shall be required for moving freight or for servicing or maintaining the elevators and/or the Building; provided, however, that at least one elevator will remain in service 24 hours per day, 365 days per year, subject to compliance with Landlord’s reasonable rules and regulations concerning after Building Hours and weekend access. Tenant shall have access to the Leased Premises 24 hours per day, 365 days per year;

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F. All electric bulbs and fluorescent tubes for building standard light fixtures in the Leased Premises and Common Areas, at Tenant’s request and Landlord shall, at Tenant’s sole cost, reasonably stock all non-standard electric bulbs and fluorescent tubes for Tenant’s light fixtures in the Leased Premises purchased by Tenant. The cost of installing such bulbs and tubes shall be included in Operating Costs;

G. Landlord shall provide a proximity card reader electronic access system with computerized card access (or similar devise) 24 hours per day, 365 days per year, for (i) access to the Building through the office lobby of the Building at the Woodmont Avenue entrance to the Building, (ii) access to the Building from the parking structure, and (iii) access to each floor of the Leased Premises from the elevator lobby on each such floor that is occupied entirely by Tenant. The current card reader electronic access system for the Building or for the 7255 Building (hereinafter defined) will be modified, at Landlord’s sole cost, to be sufficiently compatible with each other, so that Tenant’s access card will be able to work at the entrance to both the Building and the 7255 Building. Landlord shall not be responsible for the quality, action or inaction of the Building access system or for any damage or injury to Tenant, its employees, invitees or others, or their property, resulting from any failure, action or inaction of the Building access system; provided, however, that Landlord shall repair any damage to such access system reasonably promptly after Tenant notifies Landlord thereof in writing. Tenant shall be entitled to one (1) access card per employee at the Leased Premises as of the Term Commencement Date. Any additional or replacement cards shall be at the then prevailing rate charged by Landlord, which is currently Ten Dollars ($10.00) per card. Landlord shall use reasonable efforts to provide any such additional or replacement cards to Tenant within two (2) days after receipt of a written request therefor; and

H. Notwithstanding the foregoing, in the event that for any reason not caused by Tenant (or any of its employees or agents) or an event of Force Majeure any interruption or stoppage of any service Landlord is required hereunder to provide to the Building shall continue for more than five (5) consecutive business days and shall render at least twenty-five percent (25%) of the Leased Premises untenantable for general office purposes and Tenant shall actually cease to conduct business in such portion of the Leased Premises, then, provided no default exists, the portion of Minimum Rent attributable to such untenantable area shall, commencing on the sixth (6th) business day after receipt from Tenant of written notice that Tenant has experienced such an interruption or stoppage of services and has ceased the use thereof, abate until the earlier of the date that (i) Tenant again uses such portion of the Leased Premises, or (ii) such portion of the Leased Premises is again tenantable.

Section 7.02 Landlord shall have access to and reserves the right, subject to the provisions of Section 2.01 .A, to inspect, erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires, and other facilities in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building (including the servicing of other tenants in the Building) and the right at all times to transmit water, heat, air conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires and the right to interrupt the same in emergencies without eviction of Tenant or abatement of Rent (except as may be provided pursuant to Section 7.01.H, above). Any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of Rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Leased Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Article VII are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in Rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Leased Premises for the purpose of installing and servicing systems within the Leased Premises deemed reasonably necessary by Landlord to provide the services and utilities referred to in this Article VII to Tenant and other tenants in the Building. Landlord recognizes that Tenant is a government contractor and, except in the case of an emergency, in connection with any access to the Leased Premises by Landlord pursuant hereto, Landlord shall complying with such reasonable security requirements of any applicable law or regulation enacted by the United States Government governing such access, provided Tenant delivers to Landlord written notice and a copy of such requirements.

Section 7.03 Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes (i.e., not more than an average of five (5) watts per square foot of the Leased Premises), and Tenant shall not install or use within the Leased Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding such standard wattage provided for the Building, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building’s electrical system required for the operation of such electrical equipment, appliance or machine. Landlord shall have the right to charge Tenant for the cost of its electricity consumption beyond Business Hours (to the extent Landlord reasonably determines that such after hours use is in excess of the average for the Building) or in excess of five (5) watts per square foot of rentable area of the Leased Premises and for the cost of any additional wiring or other improvements to the Building as may be occasioned by or required as a result of any such excess use. In the event of any such excessive consumption of any utilities

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(including without limitation any consumption beyond Building Hours to the extent Landlord reasonably determines that such after hours use is in excess of the average for the Building), Landlord shall be entitled to require that Tenant install in the Leased Premises (at Tenant’s cost and in a location approved by Landlord) submeters to measure Tenant’s utility consumption for the Leased Premises or for any specific equipment causing excess consumption, as Landlord shall require; in which case, Tenant shall maintain in good order and repair (and replace, if necessary) such submeters. If submeters are installed for measuring Tenant’s consumption of any utilities, Tenant shall pay the costs of the same to Landlord as Additional Rent, within thirty (30) days of its receipt of a bill therefor based on such submeter readings.

ARTICLE VIII

INDEMNITY AND INSURANCE

Section 8.01 Indemnity by Landlord and Tenant.

A. Indemnity by Tenant. Tenant shall indemnify, defend and hold Landlord and its lessors, shareholders, members, trustees, agents, employees and Mortgagee(s) (collectively, the “Landlord’s Indemnified Parties”) harmless from and against all liabilities, obligations, damages, judgments, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon, incurred by, or asserted against any of the Landlord’s Indemnified Parties and arising, directly or indirectly, out of or in connection with (i) Tenant’s breach of its obligations under this Lease, (ii) the acts or negligence of Tenant, its agents, contractors, and employees, (iii) the use or occupancy of the Leased Premises or the Building by Tenant, its agents, servants, employees, and contractors; and (iv) injury or death to individuals or damage to property sustained in or about the Leased Premises. If any action or proceeding is brought against any of Landlord’s Indemnified Parties by reason of any of the foregoing, Tenant shall reimburse Landlord for the cost of defending such action or proceeding or, upon Landlord’s request and at Tenant’s sole cost and expense, resist and defend such action and proceeding by competent counsel. Tenant shall not be obligated to indemnify Landlord’s Indemnified Parties against loss, liability, damage, cost or expense arising out of a claim for which Tenant is released from liability pursuant to Section 8.07, below (or a claim arising out of the willful or negligent acts or omissions of Landlord or its agents, employees or contractors). Except in connection with any default under the provisions of Sections 3.03, 14.01 or 14.03, in no event shall Tenant have any liability to Landlord on account of any claims for any indirect, consequential or punitive damages arising from the foregoing indemnity; provided, however, in no event shall the foregoing relieve Tenant of any obligations hereunder with respect to the payment of any Rent payable hereunder.

B. Indemnity by Landlord. Landlord shall indemnify, defend and hold Tenant, its officers, shareholders, members, trustees, principals, agents and employees (collectively “Tenant’s Indemnified Parties”) harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees which may be imposed upon, incurred by, or asserted against any of the Tenant’s Indemnified Parties and arises out of the negligence or willful acts or omissions of Landlord, its agents, contractors and employees, except as shall be occasioned by the negligence or willful acts or omissions of Tenant, its agents, servants and/or employees. In no event, however, shall Landlord’s Indemnity cover, or shall Landlord otherwise be liable for any lost revenue or business or any consequential damages (e.g., lost profits), punitive damages or any damages other than direct, actual and compensatory damages incurred by Tenant. Landlord shall not be obligated to indemnify Tenant’s Indemnified Parties against loss, liability, damage, cost or expense arising out of a claim for which Landlord is released from liability pursuant to Section 8.07, below (or a claim arising out of the willful or negligent acts or omissions of Tenant or its agents, employees or contractors).

Section 8.02 Landlord Not Responsible for Acts of Others. To the maximum extent permitted by law, Landlord’s Indemnified Parties shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or injury or damage to Person or property sustained by Tenant, or any Person claiming by, through or under Tenant, resulting from any accident or occurrence in, on, or about the Building, including claims for loss, theft, injury or damage resulting from: (i) any equipment or appurtenances being or becoming out of repair; (ii) wind or weather; (iii) any defect in or failure to operate any sprinkler, HVAC equipment, electric wiring, gas, water or steam pipe, stair, railing or walk; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the escape of gas, steam or water; (vii) water, snow or ice being upon the Building or coming into the Leased Premises; (viii) the falling of any fixture, plaster, tile, stucco or other material; or (ix) any act, omission or negligence of other tenants, licensees or any other Persons including occupants of the Building, occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public; provided, however, in the event of any injury or damage to Person or property resulting directly from Landlord’s negligent failure to fulfill any of its repair obligations expressly set forth herein (with respect to a condition of which Landlord had knowledge prior to such injury or damage), the indemnity provisions of Section 8.01 hereof shall apply in such case, subject to the limitations set forth therein and otherwise in this Lease.

Section 8.03 Tenant’s Insurance. Commencing on the date of delivery of possession of the Leased Premises to Tenant and at all times thereafter, Tenant shall carry and maintain, at its sole cost and expense:

A. Commercial General Liability Insurance (ISO form or equivalent) naming Tenant as the named insured and Landlord and (at Landlord’s request) Landlord’s mortgagee (and managing agent), if any, and Federal Realty Investment Trust (“FRIT”), if FRIT is not the Landlord under this Lease, as additional insureds, protecting Tenant and the additional insureds against liability for bodily injury, death and property damage occurring upon or in the Leased Premises, with a minimum combined single limit of One Million Dollars ($1,000,000.00) and a general aggregate limit of Two Million Dollars ($2,000,000.00).

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If the policy also covers locations other than the Leased Premises, the policy shall include a provision to the effect that the aggregate limit of Two Million Dollars ($2,000,000.00) shall apply separately at the Leased Premises. If Tenant sells, serves or distributes alcoholic beverages in or on the Leased Premises, then such General Liability Insurance shall include, at the same minimum limits of liability as shown above, Liquor Legal Liability coverage.

B. “All Risks” or “Special Form” property insurance covering all Leasehold Improvements and all of Tenant’s Property (as defined in Section 9.05, below), and written for at least the full replacement cost with a deductible of not more than Five Thousand Dollars ($5,000.00).

C. Worker’s Compensation or similar insurance policy offering statutory coverage and containing statutory limits, which policy shall provide Employer’s Liability Coverage of not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence.

Section 8.04 Tenant’s Contractor’s Insurance. Tenant shall cause any contractor performing work on the Leased Premises to obtain, carry and maintain, at no expense to Landlord: (i) worker’s compensation insurance and employer’s liability as required by the jurisdiction in which the Building is located; (ii) builder’s risk insurance with a deductible no greater than Ten Thousand Dollars ($10,000.00), in the amount of the full replacement cost of the Tenant’s Property and the Leasehold Improvements; and (iii) Commercial General Liability Insurance providing on an occurrence basis a minimum combined single limit of One Million Dollars ($1,000,000.00) per occurrence (and Two Million Dollars ($2,000,000.00) general aggregate, if applicable). If the contractor fails to acquire such insurance, Tenant shall provide such insurance (except worker’s compensation insurance and employer’s liability) at its sole cost and expense.

Section 8.05 Policy Requirements. Any company writing any insurance which Tenant is required to maintain or cause to be maintained under Sections 8.03 and 8.04, above, as well as any other insurance pertaining to the Leased Premises or the operation of Tenant’s business therein (all such insurance being referred to as ‘Tenant’s Insurance”) shall at all times be licensed and qualified to do business in the jurisdiction in which the Leased Premises are located and shall have received an A or better (and be in a financial size category of class VII or higher) rating by the latest edition of A.M. Best’s Insurance Rating Service. All of Tenant’s Insurance may be carried under a blanket policy covering the Leased Premises and any other location of Tenant, if (i) the coverage afforded Landlord and any designees of Landlord shall not be reduced or otherwise adversely affected, and (ii) such blanket policy allocates to the properties and liabilities to be insured under this Article VIII an amount not less than the amount of insurance required to be covered pursuant to this Article VIII, so that the proceeds of such insurance shall not be less than the proceeds that would be available if Tenant were insured under a unitary policy. All policies of Tenant’s Insurance shall contain endorsements requiring the insurer(s) to give to all additional insureds at least thirty (30) days’ advance notice of any material reduction, cancellation, termination or non-renewal of said insurance. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time Tenant’s Insurance is first required to be carried by Tenant, and upon renewals at least fifteen (15) days prior to the expiration of the term of any such insurance policy, a certificate of insurance of all policies procured by Tenant in compliance with its obligations under this Lease. The limits of Tenant’s Insurance shall not limit Tenant’s liability under this Lease, at law, or in equity. If Tenant fails to deposit a certificate of insurance with Landlord for a period of three (3) days after notice from Landlord, Landlord may acquire such insurance, and Tenant shall pay Landlord the amount of the premium applicable thereto within five (5) days following notice from Landlord.

Section 8.06 Increase in Insurance Premiums. Tenant shall not keep or do anything in the Leased Premises that will (i) result in an increase in the rate of any insurance on the Building; (ii) violate the terms of any insurance coverage on the Building carried by Landlord or any other tenant; (iii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee of the Building; or (iv) violate the rules, regulations or recommendations of Landlord’s insurers, applicable insurance rating bureau, the National Fire Protection Association, or any similar body having jurisdiction over the Leased Premises. If Tenant does so, Tenant shall pay to Landlord upon demand the amount of any increase in any such insurance premium. In determining the cause of any increase in insurance premiums, the schedule or rate of the organization issuing the insurance or rating procedures shall be conclusive evidence of the items and charges which comprise the insurance rates and premiums on such property.

Section 8.07 Waiver of Right of Recovery.

A. Landlord and Tenant (each, a “Waiving Party”) each hereby waives and releases all rights of recovery against the other and the other’s agents and employees (the “Released Parties”) on account of loss or damage to the property of the Waiving Party to the extent that such loss or damage is required to be insured against under any property damage insurance policies required to be carried by this Lease. By this waiver it is the intent of the parties that the Released Parties shall not be liable to the Waiving Party or any insurance company (by way of subrogation or otherwise) insuring the Waiving Party for any loss or damage insured against (or that could have been insured against) under any property damage insurance required by this Article VIII, even though such loss or damage might be caused by the negligence of one (1) or more of the Released Parties; provided, however, the mutual release contained herein shall not apply to damage to the Waiving Party’s property caused by the willful misconduct of any of the Released Parties. If the Waiving Party does not carry, or is not required to carry, property damage insurance pursuant to this Lease, this release shall apply to damage to the Waiving Party’s property that would have been covered by a policy of “all risk” or “special form” property damage insurance if the Waiving Party had maintained such insurance.

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B. Each of Landlord and Tenant shall include in each of its property damage insurance policies a waiver of the insurer’s right of subrogation against the other party and the officers, directors, agents and employees of, and the partners and members in, the other party. If such waiver is not, or ceases to be, obtainable without additional charge (other than a nominal administrative charge) or at all, the insuring party shall so notify the other party promptly after notice thereof. If the other party agrees in writing to pay the insurer’s additional charge therefor, such waiver shall (if obtainable) be included in the policy. Landlord and Tenant hereby acknowledge that such waiver is obtainable under normal commercial insurance practice on the date of this Lease at no additional charge (other than a nominal administrative charge).

C. The waiver and release in Section 8.07.A, above, shall not apply to loss or damage to property of the Waiving Party to the extent of the deductible contained in the Waiving Party’s policies of property damage insurance.

Section 8.08 Landlord’s Insurance. Landlord agrees to maintain in full force throughout the Term, a policy of insurance upon the Building (provided that Landlord shall have no obligation to insure any improvements, alterations or additions in the Leased Premises or any other tenants’ premises) insuring against fire and other casualties covered under an “all risk” coverage endorsement in an amount at least equal to at least eighty percent (80%) of the full replacement value of the Building (excluding costs of excavation, foundations and footings), as well as insurance against breakdown of boilers. Landlord shall supply to Tenant from time to time, upon written request of Tenant (but no more often that annually), certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent. Notwithstanding anything to the contrary contained in this Lease, Landlord may self insure against the risks covered by the aforementioned insurance provided: (1) Landlord has a net worth of Twenty-five Million Dollars ($25,000,000.00); (2) Landlord maintains loss histories evidencing the losses incurred by Landlord; and (3) Landlord establishes and funds a reserve adequate to cover the amount of losses projected by the loss histories. Furthermore, provided the insurance coverage carried by Landlord pursuant to (i) above shall not be reduced or otherwise adversely affected, all of Landlord’s insurance may be carried under a blanket policy covering the Building and any other property owned, leased or operated by Landlord or its affiliates, provided the insurance requirements in this Lease are fulfilled and the insurance coverage is not diminished in anyway.

ARTICLE IX

CONSTRUCTION AND ALTERATIONS

Section 9.01 Condition of Leased Premises Upon Delivery. It is understood and agreed that Landlord is under no obligation to make any alterations, decorations, additions or improvements in or to the Leased Premises from its “as is” condition, except as otherwise expressly provided in this Lease (including Exhibit B attached hereto); provided, however the foregoing shall not limit any repair and maintenance obligations that Landlord may have hereunder.

Section 9.02 Tenant Improvements. Landlord and Tenant, at their respective sole cost and expense, agree to provide all improvements to the Leased Premises in accordance with their respective obligations set forth in Exhibit B.

Section 9.03 Alterations. Except with respect to Permitted Alterations (hereinafter defined), Tenant shall not make or cause to be made any alterations, additions, renovations, improvements or installations (“Alterations”) in or to the Leased Premises without Landlord’s prior consent, which such consent shall not be unreasonably withheld, conditioned or delayed, unless Landlord determines that the proposed Alterations could (i) affect the exterior or common areas of the Building or aversely affect the Building’s structure or safety; (ii) adversely affect in any material respect the electrical, plumbing or mechanical systems of the Building or the functioning thereof; (iii) be or become visible from the exterior of the Leased Premises; or (iv) interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building. Landlord shall have fifteen (15) business days from the receipt of Tenant’s request for Landlord’s approval of any Alteration (together with all information required under this Lease in connection therewith, including without limitation plans and specification therefor, and other information reasonably requested by Landlord with respect thereto) to review Tenant’s request and to notify Tenant whether it will consent to such proposed Alteration, provided that Tenant in its written request for such approval refers to this provision and states in capital bold letters in such request and on the outside of the envelope containing such request the following: “LANDLORD MUST RESPOND TO TENANT’S REQUEST CONTAINED HEREIN WITHIN FIFTEEN (15) BUSINESS DAYS.” If (i) Landlord fails to notify Tenant whether or not it will consent to such proposed Alteration within such fifteen (15) business day period, and, thereafter, Tenant delivers notice (“Alteration Response Failure Notice”) to Landlord of such failure (which Alteration Response Failure Notice must refer to this provision and state in capital bold letters in the Alteration Response Failure Notice and on the outside of the envelope containing the Sublet Response Failure Notice the following: “LANDLORD MUST RESPOND TO TENANT’S REQUEST CONTAINED HEREIN WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OR SUCH REQUEST SHALL BE DEEMED APPROVED,” and (ii) Landlord fails to respond to such request within seven (7) business days after Landlord’s receipt of the Alteration Response Failure Notice, then Landlord’s consent to such proposed Alteration shall be deemed given. If Landlord consents to any such alterations, additions, renovations, improvements or installations by Tenant, Landlord shall have the right (but not the obligation) in its sole discretion to manage or supervise such work and Tenant shall pay to Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs and expenses incurred in connection with the management or supervision of such work by Landlord. Notwithstanding anything contained in this Section 9.03, Tenant shall have the right to make Permitted Alterations (hereinafter defined) in the Leased Premises, without Landlord’s consent (but with ten (10) days prior written notice (the “Permitted Alterations Notice”), which notice shall contain a description of the

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Permitted Alterations proposed to be undertaken by Tenant and state that such Alterations are Permitted Alterations). A Permitted Alteration shall mean any Alterations in the Leased Premises that could not (i) affect the exterior or common areas of the Building or the structure or safety of the Building; (ii) affect the electrical, plumbing or mechanical systems of the Building or the functioning thereof; (iii) be or become visible from the exterior of the Leased Premises; (iv) interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building; (v) cost more than the lesser of Twenty-five Thousand Dollars ($25,000.00) or the amount which when added to all other Alterations made within the prior twelve (12) months equals Fifty Thousand Dollars ($50,000.00), and (vi) require a permit. In the event that, within ten (10) days after receiving the Permitted Alterations Notice, Landlord determines, in its reasonable discretion, that the proposed Alterations are not Permitted Alterations, and so notifies Tenant, Tenant shall apply for Landlord’s consent for such Alterations in accordance with the provisions of this Article IX. Tenant shall be required, if requested by Landlord in accordance with the provisions of Section 9.06 hereof, to remove any and all Alterations as Landlord may direct.

Section 9.04 Work Requirements. All Alterations and other work performed by Tenant in the Leased Premises shall be performed (i) promptly and in a workmanlike manner with first-class materials; (ii) by duly qualified or licensed persons; (iii) without interference with, or disruption to, the operations of Landlord or other tenants or occupants of the Building; and (iv) in accordance with (a) plans and specifications approved in writing in advance by Landlord (as to both design and materials), it being understood that the standard for Landlord’s approval of such plans and specifications shall be the same as the standard for approving the Alteration to which such plans and specifications relate, and (b) all applicable governmental permits, rules and regulations.

Section 9.05 Ownership of Improvements. All present and future alterations, additions, renovations, improvements and installations made to the Leased Premises, including without limitation the Tenant Work (“Leasehold Improvements”), shall be deemed to be the property of Landlord when made and, upon Tenant’s vacation or abandonment of the Leased Premises, unless Landlord directs otherwise, shall remain upon and be surrendered with the Leased Premises in good order, condition and repair. All movable goods, inventory, office furniture, equipment, trade fixtures and other movable personal property belonging to Tenant that are not permanently affixed to the Leased Premises (including supplemental HVAC units and such other items of personal property that are temporarily affixed to the Leased Premises by bolts or screws, but can be removed without any damage to the Leased Premises or the Building), shall remain Tenant’s property (“Tenant’s Property”) and shall be removable by Tenant at any time, provided that Tenant shall repair any damage to the Leased Premises or the Building caused by the removal of any of Tenant’s Property.

Section 9.06 Removal of Tenant’s Property. Tenant shall remove all of Tenant’s Property (and any Leasehold Improvements as Landlord may direct) prior to the Termination Date or the termination of Tenant’s right to possession. Tenant shall repair any damage to the remaining Leasehold Improvements, the Leased Premises or any other portion of the Building caused by such removal. If Tenant fails to timely remove said items, they shall be considered as abandoned and shall become the property of Landlord, or Landlord may have them removed and disposed of. Notwithstanding anything contained herein to the contrary, Landlord shall only be entitled to require that Tenant remove at the expiration or termination of the Term the following items and restore the affected area to the condition existing prior to the installation of any such items: any vault, safe, file systems (exclusive of typical and customary file cabinets in individual offices or secretarial stations), interior staircases between floors or similar items or any items that Landlord determines in its reasonable discretion are not typically found in office space in first-class office buildings in the Montgomery County, Maryland area or would cost more to remove than typical leasehold improvements (such as partitions) typically found in office space in first-class office buildings in the Montgomery County, Maryland area (collectively referred to as “Required Removable Items”). The foregoing provisions of this Article IX shall not be construed as Landlord’s consent to Tenant installing any of the foregoing items and any such installation must be approved by Landlord pursuant to the terms of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any item of Leasehold Improvements if at the time Tenant requests Landlord’s approval of the installation of such item of Leasehold Improvements, Tenant specifically requests in writing that such item be permitted to remain in the Leased Premises at the expiration or termination of the Term and Landlord so approves such request. Tenant shall not be required to remove any item of Tenant Work clearly shown on the Construction Documents (hereinafter defined), unless at the time that Landlord approves the Construction Documents pursuant to Paragraph 2(A) of Exhibit B, Landlord determines that such item is a Required Removable Item and Landlord provides Tenant notice that such item must be removed.

Section 9.07 Mechanic’s Liens. No mechanic’s or other lien shall be allowed against the Building as a result of Tenant’s improvements to the Leased Premises. Tenant shall promptly pay all Persons furnishing labor, materials or services with respect to any work performed by Tenant on the Leased Premises. If any mechanic’s or other lien shall be filed against the Leased Premises or the Building by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Tenant, Tenant shall cause the same to be discharged of record or bonded to the satisfaction of Landlord within ten (10) days subsequent to the filing thereof. If Tenant fails to discharge or bond any such lien, Landlord, in addition to all other rights or remedies provided in this Lease, may bond said lien or claim (or pay off said lien or claim if it cannot with reasonable effort be bonded) without inquiring into the validity thereof and all expenses incurred by Landlord in so discharging said lien, including reasonable attorney’s fees, shall be paid by Tenant to Landlord as Additional Rent on twenty (20) days’ demand.

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ARTICLE X

REPAIRS, MAINTENANCE, AND LANDLORD’S ACCESS

Section 10.01 Repairs by Landlord. Except as otherwise provided in this Lease (including without limitation the provisions of Section 10.02 hereof) and except for ordinary wear and tear, Landlord covenants to keep, maintain, manage and operate the Common Areas in a manner comparable with the operation of other first-class office buildings in Montgomery County, Maryland of a similar size, location and age to the Building. Subject to the terms of this Lease, Landlord agrees to maintain the roof, the exterior and structural portions of the Building, the central or base Building mechanical, electrical and plumbing systems and vertical sprinkler main (specifically excluding any supplemental HVAC system, horizontal distribution portion of the sprinkler system or any other system exclusively servicing the Leased Premises) in a manner that is comparable to other first-class office buildings in Montgomery County, Maryland of a similar size, location and age. If any such repairs are necessitated by Tenant’s breach of this Lease, or by any act or omission of Tenant, its agents, employees, assigns, concessionaires, contractors or invitees, Tenant shall reimburse to Landlord the reasonable cost incurred in completing such repairs. Nothing herein shall diminish Tenant’s responsibility to maintain and repair any special Tenant equipment, including but not limited to any special fire protection equipment, kitchen equipment and air conditioning equipment serving and specially installed for the Leased Premises. If (i) Tenant notifies Landlord (at the number and in the manner designated by Landlord to Tenant) that the repair of an item for which Landlord is responsible hereunder requires immediate repair, (ii) Tenant’s use of the Leased Premises will be materially impaired until such repair is undertaken, and (iii) the repair of such item is within Landlord’s reasonable control to undertake, then Landlord shall use good faith efforts to generally respond to any such requests by Tenant for such repair and commence such repair within twelve (12) hours of such notification; provided, however, that Landlord’s failure to respond or commence such repairs as set forth above shall not be a breach, violation or default under this Lease.

Section 10.02 Repairs and Maintenance by Tenant. Throughout the Term Tenant shall maintain the Leased Premises, including any Leasehold Improvements, alterations or other improvements therein, in good order, condition and repair. Tenant shall not cause or permit any waste, damage or injury to the Leased Premises or the Building. Tenant’s obligations shall include, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room, air conditioning, sinks and special plumbing fixtures, special fixtures and the purchase of non-standard bulbs for those fixtures, and any non-standard outlets.

Section 10.03 Inspections, Access and Emergency Repairs by Landlord. Upon reasonable prior notice and without materially adversely affecting Tenant’s business within the Leased Premises, Tenant shall permit Landlord to enter all parts of the Leased Premises to inspect the same. In the event of an emergency, Landlord may enter the Leased Premises at any time and make such inspection and repairs as Landlord deems necessary.

Section 10.04 Landlord’s Compliance with Laws. If the common areas of the Building are in violation of any applicable requirements of any federal or state law, rule or regulation and an order (after all final appeals have been exhausted) of any court or governmental entity requires that such violation be cured, then Landlord shall promptly cure such violation, and if such violation exists as of the Term Commencement Date, Landlord shall be responsible for the cost of curing such violation (without including such expenditure as an “Operating Cost”). Notwithstanding the foregoing, if the requirement that is violated results from Tenant’s particular use of the Leased Premises (as opposed to a requirement applicable as a result of any general office use) or any damage caused or alteration made by Tenant in the Leased Premises or Tenant or any of its agents or employees otherwise caused such violation or was responsible for maintaining the item in violation pursuant to the terms hereof, then Tenant shall pay for or reimburse Landlord for the cost to cure such violation.

ARTICLE XI

CASUALTY

Section 11.01 Fire or Other Casualty. Tenant shall give prompt notice to Landlord in case of fire or other casualty (“Casualty”) to the Leased Premises or the Building.

Section 11.02 Right to Terminate.

A. If (i) the Building is damaged to the extent of more than fifty percent (50%) of the cost of replacement thereof; (ii) during the last Lease Year or in any Partial Lease Year at the end of the Term, the Leased Premises are damaged and Landlord determines that the damage cannot be repaired within ninety (90) days after the date of the damage, or (iii) the Leased Premises are damaged to the extent of fifty percent (50%) or more of the cost of replacement thereof (more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable) and Landlord determines that such damage cannot be repaired within one hundred fifty (150) days from the date of such occurrence; then Landlord may terminate this Lease by notice to Tenant within forty-five (45) days after the date of the Casualty. If Landlord so terminates this Lease then the Termination Date shall be the date set forth in the notice to Tenant, which date shall not be less than thirty (30) days nor more than sixty (60) days after the giving of said notice. The “cost of replacement” shall be determined by the company or companies insuring Landlord against the Casualty, or, if there shall be no such determination, by a qualified Person selected by Landlord to determine such “cost of replacement.”

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B. If as a result of a Casualty (i) either during the last Lease Year or in any Partial Lease Year at the end of the Term, the Leased Premises are damaged and Landlord determines that the damage cannot be repaired within ninety (90) days after the date of the damage, or (ii) more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable and Landlord determines that such damage cannot be repaired within one hundred eighty (180) days from the date of such occurrence, Tenant may terminate this Lease by giving Landlord forty-five (45) days’ prior notice given within sixty (60) days after the date of the Casualty. If the Casualty shall render the Leased Premises untenantable, in whole or in part, all Rent shall abate proportionately during the period of such untenantability, computed on the basis of the ratio which the amount of Floor Area of the Leased Premises rendered untenantable bears to the total Floor Area of the Leased Premises. Notwithstanding the foregoing, such abatement shall terminate on the earlier of (i) thirty (30) days after the date any such repair and restoration work that Landlord is required hereunder to undertake is substantially completed by Landlord, or (ii) the date Tenant uses for business purposes that portion of the Leased Premises previously rendered untenantable. Except to the extent specifically set forth in this Section 11.02, neither the Rent nor any other obligations of Tenant under this Lease shall be affected by any Casualty, and Tenant hereby specifically waives all other rights it might otherwise have under law or by statute.

Section 11.03 Landlord’s Duty to Reconstruct. If this Lease is not terminated pursuant to Sections 11.02.A or 11.02.B below, subject to Landlord’s ability to obtain the necessary permits and the availability of insurance proceeds, Landlord shall repair the Leased Premises (excluding Tenant’s Property and Leasehold Improvements) which shall be Tenant’s obligation to repair, restore or replace) to a substantially similar condition as existed prior to the Casualty; provided, Landlord shall not be required to expend an amount in excess of the insurance proceeds received by Landlord in performing such repairs or reconstruction.

Section 11.04 Tenant’s Duty to Reconstruct. If this Lease is not terminated pursuant to Sections 11.02.A or 11.02.B below, Tenant shall promptly commence and diligently pursue to completion the redecorating and refixturing of the Leased Premises, including repairing, restoring or replacing Tenant’s Property and Leasehold Improvements and to a substantially similar condition as existed prior to the Casualty; provided, however, Tenant shall have no obligation to expend any money to repair, restore and replace Tenant’s Property and the Leasehold Improvements in excess of the insurance proceeds available to Tenant (plus any deductible amount) or the proceeds that would have been available to Tenant (plus any deductible amount) had Tenant maintained in full force and effect the Insurance required hereunder. In no event, however, shall Tenant’s obligation to pay rent be affected as a result of adequate insurance proceeds not being available, but such rent obligation shall remain subject to the provisions of Section 11.02.B. hereof. Tenant shall reopen for business in the Leased Premises as soon as practicable after the occurrence of the Casualty.

ARTICLE XII

CONDEMNATION

Section 12.01 Taking of Leased Premises.

A. If more than fifty percent (50%) of the Floor Area of the Leased Premises shall be appropriated or taken under the power of eminent domain, or conveyance shall be made in anticipation or in lieu thereof (“Taking”), either party may terminate this Lease as of the effective date of the Taking by giving notice to the other party of such election within thirty (30) days prior to the date of such Taking.

B. If there is a Taking of a portion of the Leased Premises and this Lease is not terminated pursuant to Section 12.01.A, above, then (i) as of the effective date of the Taking, this Lease shall terminate only with respect to the portion of the Leased Premises taken; (ii) after the effective date of the Taking, the Rent shall be reduced by multiplying the same by a fraction, the numerator of which shall be the Floor Area taken and the denominator of which shall be the Floor Area of the Leased Premises immediately prior to the Taking; (iii) as soon as reasonably possible after the effective date of the Taking, Landlord shall, to the extent feasible, restore the remaining portion of the Leased Premises to a complete unit of a similar condition as existed prior to any work performed by Tenant, provided, however, Landlord shall not be required to expend more on such alteration or restoration work than the condemnation award received and retained by Landlord for the Leased Premises.

Section 12.02 Taking of Building. If there is a Taking of any portion of the Building so as to render, in Landlord’s judgment, the remainder unsuitable for use as an office building, Landlord shall have the right to terminate this Lease upon thirty (30) days’ notice to Tenant. Provided Tenant is not then in default under this Lease, Tenant shall receive a proportionate refund from Landlord of any Rent Tenant paid in advance.

Section 12.03 Condemnation Award. All compensation awarded for a Taking of any part of the Leased Premises (including the Leasehold Improvements) or a Taking of any other part of the Building shall belong to Landlord. Tenant hereby assigns to Landlord all of its right, title and interest in any such award. Tenant shall have the right to collect and pursue any separate award as may be available under local procedure for moving expenses or Tenant’s Property, so long as such award does not reduce the award otherwise belonging to Landlord as aforesaid.

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ARTICLE XIII

PARKING

Section 13.01 Parking Rights. Provided that Tenant is occupying the Leased Premises and is not in Default (as defined in Section 16.01 hereof) under this Lease, Tenant shall have the right to purchase the number of monthly parking space contracts set forth in Section 1.01.J, above, from the Building garage operator, at the then prevailing rates charged by the Building garage operator and on such other terms and conditions as reasonably established by the Building garage operator from time to time. Such parking contracts shall be for reserved parking spaces. Such parking spaces shall be marked as reserved for Opnet and shall be in a location to be mutually agreed to by Landlord and Tenant prior to February 1, 2007 and set forth in an Exhibit attached to an amendment to this Lease.

Section 13.02 Parking Rules and Conditions. Use of the Building garage by Tenant, its employees, agents and business invitees is subject to the reasonable rules and regulations of Landlord and/or the Building garage operator as may be promulgated or amended by Landlord and/or the Building garage operator from time to time. All monthly parking space contracts obtained by Tenant are non-transferable other than to permitted sublessees and assignees hereunder. If Tenant fails to maintain, or elects to purchase fewer than, the full number of monthly parking space contracts to which it is entitled under Section 13.01, above, Tenant’s right to purchase the remaining contracts shall expire and be of no further force or effect. Tenant’s employees with monthly parking contracts for the Building’s parking garage shall have access to the parking garage 24 hours per day, 365 days per year.

ARTICLE XIV

SUBORDINATION AND ATTORNMENT

Section 14.01 Subordination. Tenant’s rights under this Lease are subordinate to: (i) all present and future ground or underlying leases affecting all or any part of the Building; and (ii) any easement, license, mortgage, deed of trust or other security instrument now or hereafter affecting the Building (those documents referred to in (i) and (ii) above being collectively referred to as a “Mortgage” and the Person or Persons having the benefit of same being collectively referred to as a “Mortgagee”). In confirmation of such subordination, Tenant shall, at Landlord’s request, promptly execute any requisite or appropriate subordination or other document, but Tenant’s subordination provided in this Section 14.01 is self-operative and no further instrument of subordination shall be required. Landlord shall obtain a subordination, non-disturbance and attornment agreement for Tenant from any holder of a mortgage or the ground lessor under a ground lease, currently encumbering the Building; provided that (i) if such mortgagee or ground lessor is a Qualified Lender (hereinafter defined), then the form of such subordination, non-disturbance and attomment agreement shall be in such mortgagee’s or such ground lessor’s customary form, and (ii) if such mortgagee or ground lessor is not a Qualified Lender, then the form of such subordination, non-disturbance and attornment agreement shall be either, at Landlord’s election, in a form used by a Qualified Lender or in such form that is otherwise commercially reasonable. In addition, Tenant’s subordination and attornment to any future mortgage or ground lease as set forth in this Section 14.01, shall be conditioned upon Landlord obtaining a subordination, non-disturbance and attornment agreement for Tenant from the holder of such mortgage or the ground lessor under such ground lease; provided that (i) if such mortgagee or ground lessor is a Qualified Lender (hereinafter defined), then the form of such subordination, non-disturbance and attornment agreement shall be in such mortgagee’s or such ground lessor’s customary form, and (ii) if such mortgagee or ground lessor is not a Qualified Lender, then the form of such subordination, non-disturbance and attornment agreement shall be either, at Landlord’s election, in a form used by a Qualified Lender or in such form that is otherwise commercially reasonable. For purposes hereof, the term “Qualified Lender” shall mean any entity that is in the business of, or regularly engages in, underwriting or originating commercial real estate loans, including without limitation, any life insurance company, bank, financial institution, savings and loan institution, pension fund, real estate investment trust, conduit, correspondent loan originator, investment banking company or real estate investment trust.

Section 14.02 Attornment. If any Person succeeds to all or part of Landlord’s interest in the Leased Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, Tenant shall, without charge, attorn to such successor-in-interest upon request from Landlord, provided such Person recognizes this Lease.

Section 14.03 Estoppel Certificate. Each of Landlord and Tenant, within fourteen (14) days after receiving notice from, and without charge or cost to, the other, shall certify by written instrument to the other or any other Person designated by Landlord or Tenant: (i) that this Lease is in full force and effect and unmodified (or if modified, stating the modification); (ii) the dates, if any, to which each component of the Rent due under this Lease has been paid; (iii) whether Landlord or Tenant has failed to perform any covenant, term or condition under this Lease, and the nature of Landlord’s or Tenant’s failure, if any; and (iv) such other relevant information as Landlord or Tenant may request.

Section 14.04 Quiet Enjoyment. Landlord covenants that it has full right, power and authority to enter into this Lease and that Tenant, upon performing all of Tenant’s obligations under this Lease and timely paying all Rent, shall peaceably and quietly have, hold and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by any Person lawfully claiming by, through or under Landlord.

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ARTICLE XV

ASSIGNMENT AND SUBLETTING

Section 15.01 Landlord’s Consent Required.

A. Tenant and any permitted Transferee, as hereinafter defined, shall not voluntarily or involuntarily, by operation of law or otherwise: (i) transfer, assign, mortgage, encumber, pledge, hypothecate, or assign all or any of its interest in this Lease, or (ii) sublet or permit the Leased Premises, or any part thereof, to be used by others including, but not limited to concessionaires or licensees, or (iii) issue new stock (or partnership shares or membership interests), create additional classes of stock (or partnership shares or membership interests), or sell, assign, hypothecate or otherwise transfer the outstanding voting stock (or partnership shares or membership interests) so as to result in a change in the present control of Tenant or any permitted Transferee, if in connection with any such issuance, sale, assignment, hypothecation or transfer either (1) any of the assets of Tenant are transferred, granted or pledged as security for the purchase price (or other consideration) of the stock (or other instrument(s) representing or containing voting interest(s) in Tenant) issued, sold, assigned, hypothecated or transferred, but only if the loan secured by such assets is more than fifty percent (50%) of the fair value of such assets, or (2) immediately after giving effect to such issuance, sale, assignment, hypothecation or transfer, Tenant’s net worth or general creditworthiness is less than its net worth or general creditworthiness immediately prior to such transfer or pledge (provided, however, that this subsection (iii) shall not be applicable to Tenant if it is a publicly owned corporation whose outstanding voting stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, as amended) or is traded actively in the over-the-counter market), or (iv) sell, assign or otherwise transfer all or substantially all of Tenant’s or any permitted Transferee’s assets; without the prior consent of Landlord, in each instance, which consent Landlord may withhold in its sole and absolute discretion (except as provided below). All of the foregoing transactions shall be referred to collectively or singularly as a “Transfer”, and the Person to whom Tenant’s interest is transferred shall be referred to as a “Transferee.” Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed assignment of the Lease or any proposed subletting of the Leased Premises, provided that Landlord determines that the proposed assignee or subtenant (a) is of a type and quality consistent with the first-class nature of the Building; (b) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease (as applicable); (c) proposes to use the Leased Premises only for the uses expressly permitted hereunder and not for any purposes prohibited hereunder; and (d) is not a party by whom any suit or action could be defended on the ground of sovereign immunity. In addition, Landlord shall be entitled to limit the number of sublettings of the Leased Premises at any one time to a reasonable amount determined by Landlord.

B. Any Transfer requiring Landlord’s consent that is made without Landlord’s consent shall not be binding upon Landlord, shall confer no rights upon any third Person, and shall, without notice or grace period of any kind, constitute a Default by Tenant under this Lease. Acceptance by Landlord of Rent following any Transfer shall not be deemed to be a consent by Landlord to any such Transfer, acceptance of the Transferee as a tenant, release of Tenant from the performance of any covenants herein, or waiver by Landlord of any remedy of Landlord under this Lease, although amounts received shall be credited by Landlord against Tenant’s Rent obligations. Consent by Landlord to any one Transfer shall not be a waiver of the requirement for consent to any other Transfer. No reference in this Lease to assignees, concessionaires, subtenants or licensees shall be deemed to be a consent by Landlord to occupancy of the Leased Premises by any such assignee, concessionaire, subtenant or licensee.

C. Tenant shall remain fully and primarily liable and obligated under this Lease for the entire Term in the event of any Transfer, and in the event of a Default by the Transferee, Landlord shall be free to pursue Tenant, the Transferee, or both, without prior notice or demand to either. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder and that the Tenant execute a guaranty or other instrument in which such Tenant confirms its continued liability hereunder. In the event Tenant assigns this Lease (other than to a Qualified Tenant Affiliate) or sublets more than fifty percent (50%) of the Leased Premises (other than to a Qualified Tenant Affiliate) when permitted to do so by Landlord, all of Tenant’s options under this Lease to renew or extend the Term shall, upon the date of such subletting, be null and void and forever terminated. In the event Tenant assigns this Lease or sublets more than forty percent (40%) of the Leased Premises when permitted to do so by Landlord, all of Tenant’s options under this Lease to lease additional space, and any other option or right of first refusal, right to first negotiation and similar rights shall, upon the date of such subletting, be null and void and forever terminated.

D. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least fifteen (15) business days prior to the proposed effective date of the Transfer, a written notice which includes the business terms of the assignment or subletting, financial information and statements concerning the proposed transferee and such other information as Landlord may reasonably require about the proposed Transfer and the transferee. Landlord shall have fifteen (15) business days from the receipt of such notice (together with all information required to be contained in such notice, including any information reasonably requested by Landlord with respect thereto) to review Tenant’s request and to notify Tenant whether it will consent to such proposed Transfer, provided that Tenant in its written request for such consent refers to this provision and states in capital bold letters in such request and on the outside of the envelope containing such request the following: “LANDLORD MUST RESPOND TO TENANT’S REQUEST CONTAINED HEREIN WITHIN FIFTEEN (15) BUSINESS DAYS.” If (i) Landlord fails to notify Tenant whether or not it will consent to a proposed assignment or sublease within such fifteen (15) business day period, and, thereafter, Tenant delivers notice (“Transfer Response Failure Notice”) to Landlord of such

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failure (which Transfer Response Failure Notice must refers to this provision and states in capital bold letters in the Transfer Response Failure Notice and on the outside of the envelope containing the Transfer Response Failure Notice the following: “LANDLORD MUST RESPOND TO TENANT’S REQUEST CONTAINED HEREIN WITHIN SEVEN (7) BUSINESS DAYS OF RECEIPT OR SUCH REQUEST SHALL BE DEEMED APPROVED,” and (ii) Landlord fails to respond to such request within seven (7) business days after Landlord’s receipt of the Transfer Response Failure Notice, then Landlord’s consent to the proposed assignment or subletting shall be deemed given.

E. Landlord shall have the right to (i) terminate this Lease in the event of a proposed assignment of this Lease, (ii) terminate this Lease with respect to any portion of the Leased Premises proposed to be sublet if (a) the term of such subletting (including renewals thereof) is scheduled to expire within one (1) year of the expiration of the Term, or (b) the square footage of the space Tenant proposes to sublet plus the square footage of all other space then being sublet by Tenant is at least fifty percent (50%) of the square footage of the Leased Premises. Landlord may exercise such right to terminate by giving notice to Tenant at any time within thirty (30) days after the date on which Tenant has requested consent to the Transfer. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender such portion of, the Leased Premises (with appropriate demising partitions erected at the expense of Tenant) on the later of (i) the effective date of the proposed Transfer, or (ii) sixty (60) days after the date of Landlord’s notice of termination. In the event Landlord exercises such right to terminate, Landlord shall have the right to enter into a lease with the proposed transferee without incurring any liability to Tenant on account thereof. Notwithstanding the foregoing, if (i) Landlord provides such notice to Tenant that it is terminating the Lease with respect to space proposed to be sublet, and (ii) such right of termination is pursuant to Section 15.E(ii)(b), above (i.e., the square footage of the space proposes to sublet plus the square footage of all other space then being sublet is at least fifty percent (50%) of the square footage of the Leased Premises), then Tenant shall be entitled to revoke its request for consent to such proposed subletting by delivering to Landlord written notice thereof within five (5) business days after Tenant receives notice of such termination. If such revocation is timely delivered to Landlord, Landlord’s termination of the Lease with respect to such space proposed to be sublet shall be void and the Lease with respect to such space shall remain in full force and effect (as if it was not so terminated by Landlord).

F. If Landlord consents to any Transfer, Tenant shall pay to Landlord fifty percent (50%) of all rent and other consideration received by Tenant (less all reasonable out-of-pocket costs and expenses paid by Tenant in connection with consummating such Transfer) in excess of the Rent paid by Tenant hereunder for the portion of the Leased Premises so transferred. Such rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any costs or expenses (including without limitation attorneys’ fees) incurred by Landlord in connection with any proposed Transfer, whether or not Landlord consents to such Transfer. In calculating any excess rent payable by Tenant to Landlord pursuant to this Section, Tenant shall first be entitled to deduct (a) any improvement allowances or other economic concessions granted by Tenant to the assignee or sublessee; (b) the unamortized costs of initial improvements to the subject portion of the Leased Premises paid for by Tenant in connection with such assignment or sublease; (c) costs incurred by Tenant to buy-out or take over the previous lease of the assignee or sublessee; (d) all costs incurred by Tenant to advertise the subject portion of the Leased Premises for assignment or sublease; (e) brokerage commissions and/or legal fees paid by Tenant in connection with an assignment or sublease; and (f) all other reasonable costs incurred by Tenant in connection with the assignment or sublease.

G. Notwithstanding anything contained herein to the contrary, Tenant may upon at least thirty (30) days prior written notice to Landlord (the “Affiliate Notice”), but without Landlord’s prior written consent, assign this Lease, or sublet all or a portion of the Leased Premises to a Qualified Tenant Affiliate (hereinafter defined), provided that no monetary default exists hereunder and no non-monetary Default (as defined in Section 16.01) exists hereunder and no event exists which event with notice and/or the passage of time would constitute a default hereunder if not cured within the applicable cure period. A “Qualified Tenant Affiliate” shall mean a corporation or other entity which (i) shall control, be controlled by or be under common control with Tenant or which results from a merger or consolidation with Tenant or succeeds to all the business and assets of Tenant, (ii) is of a type and quality consistent with the first-class nature of the Building, (iii) is not a party by whom any suit or action could be defended on the ground of sovereign immunity, and (iv) in the case of a merger or consolidation, has a net worth immediately after such merger or consolidation at least equal to the net worth of Tenant immediately prior to such merger or consolidation. For purposes of the immediately preceding sentence, “control” shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity. In the event of any assignment to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of the Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant shall execute such guaranty or other agreement as Landlord shall request to confirm such liability. Notwithstanding any provision contained in this Lease to the contrary, Landlord’s prior written consent shall be required to (a) any merger, consolidation or asset acquisition involving Tenant or the assets or ownership interest of Tenant if in connection therewith, any of the assets of Tenant are transferred, granted or pledged as security for the purchase price (or other consideration) for such merger, consolidation or asset acquisition, but only if the loan secured by such assets is more than fifty percent (50%) of the fair value of such assets, and (b) any sale, conveyance or transfer of all or substantially all of Tenant’s assets to an entity that does not assume all of the obligations of Tenant under this Lease.

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ARTICLE XVI

DEFAULT AND REMEDIES

Section 16.01 Default. Each of the following events shall constitute a default (“Default”) by Tenant under this Lease: (i) if Tenant fails to pay any Rent (or any installment thereof) when the same shall be due and payable (without the necessity of demand or notice) and such failure is not cured within five (5) days after Landlord has delivered to Tenant written notice of such failure; (ii) if Tenant breaches or fails to observe or perform of any term, condition or covenant of this Lease, other than those involving the payment of Rent or failure to continuously occupy and operate the Leased Premises as required, and such breach or failure is not cured within thirty (30) days after Tenant’s receipt of notice thereof, unless such condition cannot reasonably be cured within such thirty (30) days, in which case Tenant must commence such cure within said thirty (30) days and diligently pursue said cure to its completion (provided, however, if such breach or failure creates a hazard, public nuisance or dangerous situation, said thirty (30) day grace period shall be reduced to forty-eight (48) hours after Tenant’s receipt of notice); or (iii) if Tenant fails to carry and maintain the insurance required by this Lease. Notwithstanding the preceding sentence, if Landlord shall give notice of two (2) such Defaults within any twelve (12) month period, then thereafter, Tenant shall be in Default under this Lease if it fails to pay any Rent within ten (10) days after the same shall be due and payable, without the necessity of notice.

Section 16.02 Remedies and Damages.

A. If a Default described in Section 16.01, above, occurs, Landlord shall have all the rights and remedies provided in this Section 16.02, in addition to all other rights and remedies available under this Lease or provided at law or in equity.

B. Landlord may, upon notice to Tenant, terminate this Lease, or terminate Tenant’s right to possession without terminating this Lease (as Landlord may elect). If this Lease or Tenant’s right to possession under this Lease are at any time terminated under this Section 16.02 or otherwise, Tenant shall immediately surrender and deliver the Leased Premises peaceably to Landlord. If Tenant fails to do so, Landlord shall be entitled to the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise).

C. Landlord may also perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant fails to perform, the cost of which (with interest thereon at the Interest Rate (hereinafter defined) per year from the date such costs were incurred by Landlord) shall be paid by Tenant to Landlord upon demand. The term “Interest Rate” shall mean the greater of the following rates on a per annum basis (i) twelve percent (12%), or (ii) the Prime Rate in effect from time to time (as published from time to time by The Wall Street Journal, which rate is currently calculated based upon the corporate loan rates of the nations largest banks) plus four percentage points (4%). In performing any obligations of Tenant, Landlord shall incur no liability for any loss or damage that may accrue to Tenant, the Leased Premises or Tenant’s Property by reason thereof, except to the extent provided in Section 8.01 hereof (subject to all limitations set forth therein and otherwise in this Lease). The performance by Landlord of any such obligation shall not constitute a release or waiver of any of Tenant’s obligations under this Lease.

D. Upon termination of this Lease or of Tenant’s right to possession under this Lease, Landlord may at any time and from time to time relet all or any part of the Leased Premises for the account of Tenant or otherwise, at such rentals and upon such terms and conditions as Landlord shall deem appropriate. Landlord agrees to use commercially reasonable efforts to mitigate any damages that Landlord may suffer as a result of any default by Tenant hereunder, which commercially reasonable efforts may include Landlord undertaking to lease the Leased Premises to another tenant (a “Substitute Tenant”); provided, however, notwithstanding anything contained herein to the contrary (i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Leased Premises until Landlord obtains full and complete possession of the Leased Premises; (ii) Landlord shall not be obligated to offer the Leased Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available; (iii) Landlord shall not be obligated to lease the Leased Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar office uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building; (iv) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (1) violate any restriction, covenant or requirement contained in the lease of another tenant of the Building; (2) adversely affect the reputation of the Building; or (3) be incompatible with the operation of the Building as a first class building; and (v) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Leased Premises in a first class manner. Tenant agrees to use commercially reasonable efforts to mitigate any damages that Tenant may suffer as a result of any default by Landlord hereunder. Landlord shall receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may incur in recovering possession of the Leased Premises, including legal expenses and attorneys’ fees, in placing the Leased Premises in good order and condition and in preparing or altering the same for re-rental; second, to the payment of such expenses, commissions and charges as may be incurred by or on behalf of Landlord in connection with the reletting of the Leased Premises; and third, to the fulfillment of the covenants of Tenant under this Lease, including the various covenants to pay Rent. Any such reletting may be for such term(s) as Landlord elects. Thereafter, Tenant shall pay Landlord until the end of the Term of this Lease the equivalent of the amount of all the Rent and all other sums required to be paid by Tenant, less the net avails of such reletting, if any, on the dates such Rent and

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other sums above specified are due. Any reletting by Landlord shall not be construed as an election by Landlord to terminate this Lease unless notice of such intention is given by Landlord to Tenant. Notwithstanding any reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease. In any event, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Leased Premises or any failure by Landlord to collect any sums due upon such reletting.

E. Without limiting any of the foregoing remedies of Landlord, if Tenant shall vacate the Leased Premises (whether or not Tenant is in default of this Lease), then Tenant shall make, at Tenant’s sole cost, such alterations to the suite entry area of the Leased Premises as Landlord reasonably determines appropriate to minimize risks of damage to the Building and any adverse effect the vacant Leased Premises may have on the aesthetics of the floor on which the Leased Premises are located, which alterations may include without limitation, locking-off the elevator to any floor occupied entirely by Tenant and/or the replacement of any glass suite entry area in the Leased Premises with Building standard wood doors and any conforming replacements of any other glass portion of the suite entry area.

Section 16.03 Remedies Cumulative. No reference to any specific right or remedy in this Lease shall preclude Landlord from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled under this Lease, at law or in equity.

Section 16.04 Waiver.

A. Landlord shall not be deemed to have waived any provision of this Lease, or the breach of any such provision, unless specifically waived by Landlord in a writing executed by an authorized officer of Landlord. No waiver of a breach shall be deemed to be a waiver of any subsequent breach of the same provision, or of the provision itself, or of any other provision.

B. Tenant hereby expressly waives any and all rights of redemption and any and all rights to relief from forfeiture which would otherwise be granted or available to Tenant under any present or future statutes, rules or case law.

C. In any litigation (whether or not arising out of or relating to this Lease) in which Landlord and Tenant shall be adverse parties, both Landlord and Tenant knowingly, voluntarily and intentionally waive their respective rights to trial by jury.

ARTICLE XVII

MISCELLANEOUS PROVISIONS

Section 17.01 Notices.

A. Whenever any demand, request, approval, consent or notice (singularly and collectively, “Notice”) shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in Section 1.01 .H, above, and served by (i) hand, (ii) a nationally recognized overnight express courier, or (iii) registered or certified mail return receipt requested. The date the notice is received shall be the date of service of Notice. If an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the date hand delivery is refused, (ii) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (iii) five (5) business days after mailing the notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address.

B. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Leased Premises, no Notice thereafter sent by Tenant to Landlord shall be effective unless and until a copy of the same shall also be sent to such Mortgagee, in the manner prescribed in this Section 17.01, to the address as such Mortgagee shall designate.

Section 17.02 Recording. Neither this Lease nor a memorandum thereof shall be recorded without the consent of Landlord.

Section 17.03 Interest and Administrative Costs.

A. If (i) Tenant fails to make any payment under this Lease when due, (ii) Landlord performs any obligation of Tenant under this Lease, or (iii) Landlord incurs any costs or expenses as a result of Tenant’s Default under this Lease, then Tenant shall pay, upon demand, Interest from the date such payment was due or from the date Landlord incurs such costs or expenses relating to the performance of any such obligation or Tenant’s Default.

B. If Tenant requests Landlord to review and/or execute any documents in connection with this Lease, including Assignment and Transfer documents, and Landlord’s Waiver of Lien, Tenant shall pay to Landlord, upon demand, as a reasonable administrative fee for the review and/or execution thereof, all costs and expenses, including reasonable attorney’s fees (which shall include the cost of time expended by in-house counsel) incurred by Landlord and/or Landlord’s agent.

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Section 17.04 Legal Expenses. If Landlord or Tenant institutes any suit against the other in connection with the enforcement of their respective rights under this Lease, the violation of any term of this Lease, the declaration of their rights hereunder, or the protection of Landlord’s or Tenant’s interests under this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable expenses incurred as a result thereof including court costs and attorneys’ fees. Notwithstanding the foregoing, if Landlord files any legal action for collection of Rent or any eviction proceedings, whether summary or otherwise, for the non-payment of Rent, and Tenant pays such Rent prior to the rendering of any judgment, the Landlord shall be entitled to collect, and Tenant shall pay, all court filing fees and the reasonable fees of Landlord’s attorneys.

Section 17.05 Successors and Assigns. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective permitted successors and assigns. Upon any sale or other transfer by Landlord of its interest in the Leased Premises, Landlord shall be relieved of any obligations under this Lease occurring subsequent to such sale or other transfer.

Section 17.06 Limitation on Right of Recovery Against Landlord. No shareholder, member, trustee, partner, director, officer, employee, representative or agent of Landlord shall be personally liable in respect of any covenant, condition or provision of this Lease. If Landlord breaches or defaults in any of its obligations in this Lease, Tenant shall look solely to the equity of the Landlord in the Building for satisfaction of Tenant’s remedies.

Section 17.07 Security Deposit.

A. Amount. Simultaneously with the execution of this Lease, Tenant shall deposit with Landlord the amount set forth in Section 1.01 .F, above, as a security deposit.

B. Security. Such Security Deposit shall be considered as security for the payment and performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease except as hereinafter provided.

C. Form. Such Security Deposit may, at Tenant’s option, be deposited by Tenant with Landlord in the form of cash or Tenant shall deliver to Landlord an irrevocable letter of credit (the “Letter of Credit”), in the amount set forth in Section 17.07.A, above; provided, however, that Tenant on three (3) occasions during the Term, Tenant shall be entitled to either (i) replace the then existing Letter of Credit security deposit with a cash security deposit or (ii) replace the then existing cash security deposit with a Letter of Credit security deposit (meeting the requirements hereof). If Tenant elects to provide the Letter of Credit as such Security Deposit, Tenant shall maintain the Letter of Credit in full force and effect throughout the entire term of this Lease and until thirty (30) days after the Termination Date occurs, and shall cause the Letter of Credit to be renewed or replaced not less than thirty (30) days prior to its expiry date. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, payable to Landlord on sight at a metropolitan Washington, D.C. area financial institution, in partial or full draws, (ii) be substantially in the form attached hereto and incorporated herein as Exhibit J, and otherwise be in form and content acceptable to Landlord, (iii) shall be issued by a financial institution acceptable to Tenant and Landlord, and (iv) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Landlord and Tenant. Any and all fees or costs charged by the issuer in connection with the Letter of Credit shall be paid by Tenant.

D. Right to Draw.

(i) If the Security Deposit is in the form of cash, in the event of any default (after the expiration of any applicable cure period expressly set forth in Section 16.01 hereof) by Tenant hereunder, Landlord shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to compensate Landlord (whether in whole or in part) for such default, in which event, within fifteen (15) days thereafter, Tenant shall be obligated to deposit with Landlord the amount necessary to restore the balance of the Security Deposit to its original amount; provided, however, neither the application of the Security Deposit as set forth above nor the payment by Tenant to restore such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled.

(ii) If the Security Deposit is in the form of a Letter of Credit, Landlord shall have the right to draw upon the Letter of Credit in whole or in part and apply the proceeds thereof as may be necessary to compensate Landlord for any default under this Lease on the part of Tenant, and Tenant, within fifteen (15) days after Landlord delivers written demand therefor to Tenant, shall forthwith restore the Letter of Credit to its original amount; provided, however, neither the application of the Security Deposit as set forth above nor the restoration by Tenant of such Security Deposit shall operate to cure such default or to estop Landlord from pursuing any remedy to which Landlord would otherwise be entitled. Should Landlord elect to draw the full amount of the Letter of Credit upon a default by Tenant (after the expiration of any applicable cure period expressly set forth in Section 16.01 hereof), Tenant expressly waives any right it might otherwise have to prevent Landlord from drawing on the Letter of Credit and agrees that an action for damages and not injunctive or other equitable relief shall be Tenant’s sole remedy in the event Tenant disputes Landlord’s claim to any such amounts.

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(iii) Landlord shall have the right to draw upon the Letter of Credit in any of the following circumstances: (i), if the total assets of the issuer of the Letter of Credit are at anytime less than Three Billion Dollars ($3,000,000,000.00), or such issuer has a Standard & Poor’s commercial paper rating of less than A-1 (provided if at anytime the current Standard & Poor’s commercial paper rating system is no longer in existence, a comparable rating of a comparable commercial paper rating system from a comparable company shall be selected by Landlord, in its reasonable discretion, for purposes of this Section 17.07) and Tenant fails to deliver to Landlord a replacement Letter of Credit complying with the terms of this Lease within thirty (30) days of request therefor from Landlord, (ii) the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law, and Tenant fails to deliver to Landlord a replacement Letter of Credit complying with the terms of this Lease within thirty (30) days of request therefor from Landlord, or (iii) if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least sixty (60) days prior to expiration of the then-current Letter of Credit. In the event the Letter of Credit is drawn upon due solely to the circumstances described in the foregoing clauses (i), (ii) or (iii), the amount drawn shall be held by Landlord without interest as a Security Deposit to be otherwise retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to which the proceeds of the Letter of Credit could have been applied pursuant to this Lease, and Tenant shall be liable to Landlord for restoration, in cash or Letter of Credit complying with the terms of this Lease, of any amount so expended to the same extent as set forth in this Section 17.07.

E. Right to Pledge or Assign. Landlord shall have the right to pledge or assign its interest in the Security Deposit and proceeds thereof as security to any lender holding a security interest in the Leased Premises. In the event of any sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit to such purchaser or transferee, in which event Tenant shall look solely to the new landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant for the return of such Security Deposit, provided that the Landlord has transferred such Security Deposit to such purchaser or transferee and such purchaser or transferee has actually received such Security Deposit and such purchaser or transferee assumes the Landlord’s obligations hereunder with respect to the Security Deposit by such sale or transfer of such interest in the Building being made subject to the terms and conditions of this Lease, or by an assumption of leases or otherwise. No mortgagee or other purchaser of any or all of the Building at any foreclosure proceeding brought under the provisions of any mortgage shall (regardless of whether the Lease is at the time in question subordinated to the lien of any mortgage) be liable to Tenant or any other person for any or all of such sums or the return of any Security Deposit (or any other or additional Security Deposit or other payment made by Tenant under the provisions of this Lease), unless Landlord has actually delivered the Security Deposit, or proceeds thereof, to such mortgagee or purchaser. If the Security Deposit is in the form of a Letter of Credit and if requested by any such mortgagee or other purchaser, Tenant shall obtain an amendment to the Letter of Credit which names such mortgagee or other purchaser as the beneficiary thereof in lieu of Landlord. This Security Deposit shall not be transferable by Tenant to any assignee or subtenant, but shall be held and returned directly to Tenant.

F. Reservation of Rights. No right or remedy available to Landlord as provided in this Section 17.07 shall preclude or extinguish any other right to which Landlord may be entitled. In furtherance of the foregoing, it is understood that in the event Tenant fails to perform its obligations and to take possession of the Leased Premises on the Term Commencement Date, any amounts recovered from the Security Deposit shall not be deemed liquidated damages. Landlord may apply such sums to reduce Landlord’s damages and such application of funds shall not in any way limit or impair Landlord’s right to seek or enforce any and all other remedies available to Landlord to the extent allowed hereunder, at law or in equity.

G. Return of Security Deposit. Upon the expiration of the term hereof, Landlord shall (provided that Tenant is not in default under the terms hereof) return and pay back any Security Deposit to Tenant, less such portion thereof as Landlord shall have retained to make good any default by Tenant with respect to any of Tenant’s aforesaid obligations, covenants, conditions or agreements. Notwithstanding the foregoing, Landlord shall have the right, at Landlord’s discretion, to hold such Security Deposit until such time that a final determination is made of all obligations of Tenant under this Lease; provided, however, that such determination shall be made no later than one hundred twenty (120) days after the end of the calendar year in which the Term expires or sixty (60) days after the expiration of the Term.

Section 17.08 Entire Agreement; No Representations; Modification. This Lease is intended by the parties to be a final expression of their agreement and as a complete and exclusive statement of the terms thereof. All prior negotiations, considerations and representations between the parties (oral or written) are incorporated herein. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings, agreements, warranties or promises with respect to the Leased Premises or the Building, or with respect to past, present or future tenancies, rents, expenses, operations, or any other matter, have been made or relied upon in the making of this Lease, other than those specifically set forth herein. This Lease may only be modified, or a term thereof waived, by a writing signed by an authorized officer of Landlord and Tenant expressly setting forth said modification or waiver.

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Section 17.09 Severability. If any term or provision of this Lease, or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 17.10 Joint and Several Liability. If two or more Persons shall sign this Lease as Tenant, the liability of each such Person to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such Persons shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several and each such partner or member shall be fully obligated hereunder and bound hereby as if each such partner or member had personally signed this Lease. Notwithstanding the foregoing, no officer, director, employee, partner or shareholder of OPNET Technologies, Inc. shall have any liability for Tenant’s obligations accruing under this Lease.

Section 17.11 Broker’s Commission. Landlord and Tenant each warrants and represents to the other that no broker, finder or agent has acted for or on its behalf in connection with the negotiation, execution or procurement of this Lease other than CB Richard Ellis and Studley, Inc. (the “Brokers”). Landlord and Tenant each agrees to indemnify and hold the other harmless from and against all liabilities, obligations and damages arising, directly or indirectly, out of or in connection with a claim from a broker, finder or agent with respect to this Lease or the negotiation thereof (other than the Brokers), including costs and attorneys’ fees incurred in the defense of any claim made by a broker (other than the Brokers) alleging to have performed services on behalf of the indemnifying party.

Section 17.12 Irrevocable Offer, No Option. The submission of this Lease by Landlord to Tenant for examination shall not constitute an offer to lease or a reservation of or option for the Leased Premises. Tenant’s execution of this Lease shall be deemed an offer by Tenant, but this Lease shall become effective only upon execution thereof by both parties and delivery thereof to Tenant.

Section 17.13 Inability to Perform. Except for the payment of monetary obligations, if Landlord or Tenant is delayed or prevented from performing any of its obligations under this Lease by reason of strike, labor troubles, or any similar cause whatsoever beyond their control, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation by Landlord or Tenant. Notwithstanding the foregoing, under no circumstances shall the provisions of this Section 17.13 delay or otherwise impact the Term Commencement Date or the Rent Commencement Date.

Section 17.14 Survival. Occurrence of the Termination Date shall not relieve Tenant or Landlord from its respective obligations accruing prior to the expiration of the Term. All such obligations shall survive termination of this Lease.

Section 17.15 Corporate Tenants. If Tenant is not an individual, the individual(s) executing this Lease on behalf of Tenant hereby covenant(s) and warrant(s) that: Tenant is a duly formed, qualified to do business and in good standing in the state in which the Building is located; and such Person(s) are duly authorized by such Person to execute and deliver this Lease on behalf of Tenant. Tenant shall remain qualified to do business and in good standing in said state throughout the Term.

Section 17.16 Construction of Certain Terms. The term “including” shall mean in all cases “including, without limitation.” Wherever Tenant is required to perform any act hereunder, such party shall do so at its sole cost and expense, unless expressly provided otherwise. All payments to Landlord, other than Minimum Rent, whether as reimbursement or otherwise, shall be deemed to be Additional Rent, regardless whether denominated as “Additional Rent.”

Section 17.17 Showing of Leased Premises. Landlord may enter upon the Leased Premises, after notice and during Building Hours, for purposes of showing the Leased Premises to Mortgagees or prospective Mortgagees at any time during the Term and to prospective tenants during the last six (6) months of the Term.

Section 17.18 Relationship of Parties. This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.

Section 17.19 Intentionally Omitted.

Section 17.20 Choice of Law. This Lease shall be construed, and all disputes, claims, and questions arising hereunder shall be determined, in accordance with the laws of the state within which the Building is located. (For purposes of this provision, the District of Columbia shall be deemed to be a state.)

Section 17.21 Choice of Forum. Any action involving a dispute relating in any manner to this Lease, the relationship of Landlord/Tenant, the use or occupancy of the Leased Premises, and/or any claim of injury or damage shall be filed and adjudicated solely in the state or federal courts of the jurisdiction in which the Leased Premises are located.

Section 17.22 Intentionally Omitted.

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Section 17.23 Financial Statements. Tenant (and any guarantor of this Lease), within fifteen (15) days after Landlord delivers to Tenant (or such guarantor) written request therefor, will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet, Earnings Statement, Statement of Changes in Financial Position, Statement of Changes in Owner’s Equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be opined on by a certified public accountant that they are fairly presented in accordance with generally accepted accounting principles. The financial statements provided must be as of a date not more than fifteen (15) months prior to the date of request. Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders as required.

Section 17.24 Time is of the Essence. Time is of the essence with respect to each and every obligation arising under this Lease.

ARTICLE XVIII

RIGHT OF FIRST OFFER FOR WACHOVIA SPACE

Section 18.01 Wachovia Space.

A. Landlord currently owns that office building located on at 7255 Woodmont Avenue, Bethesda, Maryland (“7255 Building”). Wachovia Bank, NA is currently leasing certain space (the ‘Wachovia Space”) on the second floor of the 7255 Building pursuant to a lease (the “Wachovia Lease”) between Wachovia Bank, NA and Landlord. In the event that the Wachovia Space becomes or is reasonably anticipated by Landlord to become vacant and freely available for Landlord to lease to Tenant during the Term, except as provided below, Landlord shall provide Tenant with written notice (“Availability Notice”) of the availability of such space. Provided that (i) no monetary default and no non-monetary Default (as defined in Section 16.01 hereof) has occurred under this Lease and then remains uncured, (ii) no more than two (2) Defaults have occurred during the thirty-six (36) month period prior to the date of the Availability Notice; (iii) Tenant has not assigned this Lease (other than to a Qualified Tenant Affiliate) and has not sublet more than fifty percent (50%) of the Leased Premises; (iv) as of the Takeover Date (hereinafter defined), at least three (3) years remain on the Term of this Lease; and (v) Tenant provides to Landlord written notice (“Relocation Notice”), within ten (10) days after receipt of Landlord’s Availability Notice, of Tenant’s desire to relocate into the Wachovia Space, Tenant shall have the first opportunity (the “Right of First Offer”) to negotiate with Landlord, for the ten (10) day period immediately following Tenant’s delivery of such Relocation Notice, the Minimum Rent for the Wachovia Space and the terms on which it will relocate into the Wachovia Space and secure an amendment (the “Wachovia Relocation Amendment”) executed and delivered by Landlord and Tenant evidencing such terms. Landlord and Tenant shall negotiate the Minimum Rent based upon the then current market rental rate, and escalations thereto based upon market escalations (“Market Rate”) with respect to comparable space in Bethesda, Maryland at the time of the relocation, taking into account any allowances or tenant concession, if any that Landlord elects in its sole discretion to provide and market allowances and tenant concession with respect to comparable space in Bethesda, Maryland at the time of the relocation and other relevant factors. In the event of such relocation, Tenant shall pay to Landlord, upon execution of the Wachovia Relocation Amendment, a relocation payment (the “Termination Payment”), by certified check, in an amount equal to the balance of the unamortized portion of Lease Costs (as hereinafter defined) as of the date such Relocation Notice is delivered, based upon imputed interest accruing on such unamortized balance at the rate of ten percent (10%) per annum. The Lease Costs shall be amortized over the period commencing with the Term Commencement Date and ending with the Termination Date (as set forth in Section 1.01 D) as if such Lease Costs were a loan made by Landlord to Tenant on the Term Commencement Date and payments of principal and interest thereon were made by Tenant in equal monthly installments over such period. In the event that (i) Landlord and Tenant fail to agree on such terms and execute and deliver a Wachovia Expansion Amendment within such ten (10) day period, or (ii) Tenant fails to deliver the Relocation Notice (or otherwise fails to comply with any other condition to the exercise of its right of first offer) within the time period set forth above, Tenant’s right of first offer to lease the Wachovia Space pursuant to this Section 18.01 shall terminate, and Landlord shall have the right to lease the Wachovia Space at any time to any other person or entity upon any terms and conditions which Landlord desires, in its sole discretion. Time is of the essence with respect to this Section 18.01.

B. If Tenant leases the Wachovia Space, within the time and in the manner provided in this Article XVIII, then as of the Takeover Date (as defined below), the following shall apply:

(i) the Leased Premises shall be defined as the Wachovia Space and Tenant’s lease thereof shall be governed by all of the provisions of this Lease, which shall continue in full force and effect and be applicable to the Wachovia Space;

(ii) the rentable area of the Leased Premises shall be the rentable area of the Wachovia Space;

(iii) Tenant shall commence paying Rent based upon the new Minimum Rent and new rentable area of the Leased Premises (i.e., the Wachovia Space);

(iv) the Minimum Rent per square foot of rentable area of the Wachovia Space shall be equal to the amount set forth in the Wachovia Expansion Amendment;

(v) the Wachovia Space shall be delivered to Tenant in its “as is” condition; and

(vi) the Takeover Date shall be the date the Wachovia Lease has expired and Landlord has delivered the Wachovia Space to Tenant.

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C. Notwithstanding anything to the contrary contained in this Article XVIII, Landlord and Tenant agree that the foregoing right of first offer shall be subject to any and all contractual obligations of Landlord exists in any leases in effect as of the date hereof, including without limitation any expansion rights and rights of first offer, negotiation or refusal. In addition, the foregoing right of first offer shall be personal to OPNET Technologies, Inc. and can not be exercised by any assignee (other than a Qualified Tenant Affiliate), subtenant or any other person or entity. In addition the foregoing right of first negotiation is subject to any and all renewal or extensions of the term of the lease for the Wachovia Space in the Building, whether or not the right to so extend or renew currently exists, is hereafter granted or otherwise agreed to by Landlord.

D. In the event that Tenant leases the Wachovia Space from Landlord within the time and manner provided in this Article XVIII, and Landlord is unable to deliver possession of such space to Tenant for any reason or condition beyond Landlord’s control, including, without limitation, the failure of Wachovia or any then existing occupant to vacate such space, Landlord, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, but Landlord shall use good faith efforts to make such space available to Tenant.

E. Notwithstanding anything contained in this Lease to the contrary, in the event that at anytime either the Building or the 7255 Building is not owned by Street Retail, Inc. (or a wholly owned subsidiary of Federal Realty Investment Trust), then this Article XVIII and the provisions hereof shall be void and of no force or effect, and Tenant shall have no right hereunder to relocate into the Wachovia Space.

F. Tenant acknowledges that (i) pursuant to Section 18.02 of the lease between Landlord and Tenant at the 7255 Building (the “7255 Lease”), Landlord has provided to Tenant the Outside Availability Notice required with respect to all of the space on the second floor and the portion of the third floor of the Building previously leased to Development Alternatives Incorporated (the “Outside ROFO Space”), (ii) Tenant did not provide Outside Expansion Notice (as defined in the 7255 Lease) in accordance with the 7255 Lease; and, accordingly, did not exercise its right to lease such Outside ROFO Space, (iii) Tenant is leasing the entire second floor of the Building pursuant to the terms of this Lease, and (iii) Landlord shall have the right to lease any of the Outside ROFO Space on the third floor of the Building at any time to any other person or entity upon any terms and conditions which Landlord desires, in its sole discretion. Tenant shall be entitled to the right of first offer set forth on Exhibit N.

ARTICLE XIX

ANTENNA RIGHTS

Section 19.01. Tenant shall have the right to use a portion of the roof of the Building for the installation of two (2) dish/antenna (collectively, the “Antenna”); provided that (i) the Antenna is permitted under the laws, rules and regulations of the Federal Communications Commission, the Federal Aviation Administration and Montgomery County, Maryland and any other governmental and quasi-governmental authorities having jurisdiction over the Building or the Landlord, (II) the Antenna conforms to all such laws, rules and regulations, (iii) Tenant has obtained all permits, licenses, variances, authorizations and approvals that may be required in order to install such Antenna and any insurance required by Landlord, (iv) the Antenna is not more than thirty-six inches (36”) in diameter (or 36” wide if the Antenna is not a dish) and four (4) feet in height and not more than the weight that Landlord shall determine is appropriate for the roof (which Landlord shall specify to Tenant upon Tenant’s written request), (v) Tenant shall have obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld, (vi) Tenant installs any screen or other covering for the Antenna that Landlord in its reasonable discretion may require (the size, type and style of which shall, be subject to Landlord’s prior written approval) in order to, camouflage or conceal the Antenna, (vii) Tenant shall pay Landlord (within 30 days after receipt of an invoice therefor) an amount equal to all cost incurred by Landlord to have an engineer review the plans and specifications for the Antenna, the location specifications for the Antenna and the plans, specifications and method for attaching the Antenna to the Building, and (viii) the Antenna does not affect any antenna or other equipment that is currently on the roof of the Building. In addition, the style, color, materials, exact location and method of installation of the Antenna must be approved by Landlord (in its sole discretion). Tenant shall maintain the Antenna in good condition and repair and in compliance with all applicable laws, rules, regulations and requirements. The rights set forth in this Section 19.01 shall be personal to OPNET Technologies, Inc. and shall not be transferable to any other third party, tenant, subtenant or assignee (other than a Qualified Tenant Affiliate that is assigned this Lease or that is a subtenant of the Leased Premises).

Section 19.02. Prior to or contemporaneous with requesting Landlord’s approval of the installation of the Antenna, Tenant shall provide to Landlord: (i) plans and specifications for the Antenna (including size, location, height, weight and color) and specifications for installation thereof; (ii) copies of all required governmental and quasi-governmental permits, licensees, special zoning variances, and authorizations, all of which Tenant shall obtain at its own cost and expense; and (iii) a policy or certificate of insurance evidencing such insurance coverage as may reasonably be required by Landlord for the installation, operation and maintenance of the Antenna and sufficient to cover, among other things, the indemnities from Tenant to Landlord provided in the Lease. Landlord may withhold its approval of the installation of the Antenna if the installation, operation or removal of the Antenna may (a) damage the structural integrity of the Building or void any warranty or guaranty applicable to the roof or Building, (b) interfere with any service provided by Landlord to the Building or any tenant thereof, (c) interfere with the use of any part of the Building by any tenant in the Building, (d) cause the violation of any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building, or,(e) reduce the amount of leasable space in the Building. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building.

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Section 19.03. Landlord, at its sole option and discretion, may require Tenant, at any time prior to the expiration of the Lease, to terminate the operation of the Antenna if it is causing physical damage to the structure of the Building or voids any warranty or guaranty applicable to the roof or the Building, interfering with any other service provided by the Building, interfering with any other tenant’s business, or causing the violation of any condition or provision of the Lease or any governmental or quasi-governmental law, rule or regulation applicable to the Building (now or hereafter in effect). If, however, Tenant can correct the damage or prevent said interference caused by the Antenna to Landlord’s satisfaction within thirty (30) days, Tenant may restore its operation so long as Tenant promptly commences to cure such damage and diligently pursues such cure to completion. If the Antenna is not completely corrected and restored to operation within thirty (30) days, Landlord, at its sole option, may require that the Antenna be removed at Tenant’s expense. If Landlord or any other tenant in the Building shall require that the Antenna be moved to another location on the roof or the Property, either to accommodate Landlord to or to provide other tenants in the Building with access to the roof or the Building for placement of other Antenna, other electrical equipment or other Landlord-approved uses or installations, Landlord shall have the right, at its sole expense, to relocate the Antenna to other places on the roof or Building, provided that such new locations do not materially adversely affect the operation of such Antenna.

Section 19.04. At the expiration or earlier termination of the Lease or upon termination of the operation of the Antenna as provided above, at Tenant’s sole cost, the Antenna and all cabling and other equipment relating thereto shall be removed from the Building and the areas where the Antenna were located shall be restored to their condition existing prior to such installation in a manner and with materials determined by Landlord. Tenant hereby authorizes Landlord to remove and dispose of the Antenna and charge Tenant for all costs and expenses incurred in connection therewith. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant’s obligation to perform and observe this covenant shall survive the expiration or earlier termination of the term of the Lease.

Section 19.05. Tenant covenants and agrees that the installation, operation and removal of the Antenna will be at its sole risk. Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including attorney’s fees and expenses) arising out of the installation, operation, maintenance or removal of the Antenna, including without limitation, any loss or injury resulting from transmissions from the Antenna.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Lease under their respective hands and seals as of the day and year first above written.

WITNESS:		LANDLORD:

STREET RETAIL, INC., a Maryland corporation

[Illegible]		By:	/s/ Deborah A. Colson
			Name:	Deborah A. Colson
			Title:	Vice President-Legal Operations

WITNESS:		TENANT:

OPNET TECHNOLOGIES, INC., a Delaware Corporation

/s/ ALBERTO MORALES		By:	/s/ ALAIN J. COHEN
Name:	ALBERTO MORALES		Name:	ALAIN J. COHEN
Title:	CIO		Title:	PRESIDENT AND CHIEF TECHNOLOGY OFFICER
[Corporate Seal]

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EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Being three (3) parcels of land located in the Seventh (7th) Section District of Montgomery County, Maryland and being part of the land conveyed by Woodmont West Limited Partnership to Woodmont West LLC by deed dated April 21, 1998 and recorded among the Land Records of Montgomery County, Maryland in Liber 15815 at Folio 250 and being mote particularly described in the Washington Metropolitan Area Transit Authority Datum by Maoris, Hendricks and Glascock, P.A, in three (3) parts as follows:

PART ONE:

Beginning at a point on the northerly right-of-way limits of Bethesda Avenue (60’R/W), said point also being at the end of the sixth (6th) line as described in a Deed of Right-of-way from Woodmont West LLC to Montgomery County, Maryland, dated June 22,2001 and recorded among the aforesaid Land Records in Liber 19553 at Folio 654, then leaving said Bethesda Avenue and binding reversely with the sixth (6th), fifth (5th) and fourth (4th) lines of said conveyance and the easterly limits of Arlington Road the following three (3) courses:

1. Nona 44° 08’37” West, 27.14 feet to a point, then

2. North 02° 35’ 59” West, 330.20 feet to a point, then

3. North 32” 48’ 35” East, 30.09 feet to a point, said point being on the southerly right right-of-way limits of Elm Street, said point also being on the third (3rd) or North 75° 06’ 25” East, 45,11 foot line as described in the aforesaid Liber 15815 at Folio 250,12.92 feet from the beginning thereof, then binding with the balance of the third (3rd) and the fourth (4th) through ninth (9th) lines of said conveyance

4. North 75° 06’ 25” East, 32.19 feet to a point, then

5. North 87” 25’ 30” East, 170.63 feet to a point, then leaving said Elm Street and continuing to cross and include part of Block “C” of Miller’s Second Addition to Bethesda

6. South 02° 34” 30” East, 94.81 feet to a point, said point being at the beginning of the first (1st) line as described in a conveyance from Montgomery County, Maryland to Woodmont West Limited Partnership by deed dated November 28,1990 and recorded among the aforesaid Land Records in Liber 9756 at Folio 618, then binding with, the first (1st) thru third (3rd) lines of said conveyance:

7. North 87°26’ 10” East, 11.07 feet to a point, then

8. South 02° 33’ 50” East, 105.33 feet to a point, then

9. South 87° 26’10” West, 11.05 feet to a point, then

HOLLAND & KNIGHT LLP

10. South 02° 34’ 30” East 181.76 feet to a point, said point being at the beginning of the thirtieth (30th) line as described in the aforesaid Liber 15815 at Folio 250, said point also being on the aforesaid northerly right-of-way of Bethesda Avenue, then binding with said Bethesda Avenue and part of the said 30th line of Liber 15815 at Folio 250

11. South 87° 25’ 30” West, 201.35 feet to the point of the beginning; containing 84,346 square feet; or 1.93632 acres of land.

Part Two

Beginning at the beginning of the twenty fifth (25th) or South 02° 34’ 30” East, 100.00 foot line as described in the aforementioned Liber 15815 at Folio 250, then binding with the twenty fifth (25th) thru twenty seventh (27th) lines of said conveyance

1. South 02 ° 34’ 30” East, 100.00 feet to a point, said point being on the on northerly line of Bethesda Avenue, then binding with said right-of-way

2. South 87° 25’ 30” West, 75.40 feet to a point, then leaving said Bethesda Avenue

3. North 02° 34’ 30” West, 100.00 feet to a point, said point being on the tenth (10th), or North 87° 25’ 30” East, 125.40 foot line of the aforesaid Liber 15815 at Folio 250,60.10 feet easterly from the westerly end thereof, then binding with said line

4. North 87° 25’30” East, 75.40 feet to the point of beginning; containing 7,540 square feet or 0.17309 of an acre of land.

Part Three

Beginning at a point on the northerly right-of-way limits of Bethesda Avenue (60 R/W), said point being at the beginning of the twenty third (23rd) or North 02° 34’ 30” West, 100.00 foot line as described in the aforesaid Liber 15185 at Folio 250, then leaving said Bethesda Avenue and binding with said twenty third (23rd) line

1. North 02” 34’30” West, 100.00 feet to the point, then

2. North 87° 25’ 30” East, 100.00 feet to the point said point being at the beginning of the fifteenth (15th) line as described in the aforementioned Liber 15185 at Folio 250, then binding with the fifteenth (15th) line as described in the aforementioned Liber 15185 at Folio 250, them binding with the fifteenth (15th) thru twenty second (22nd) lines of said conveyance

3. North 02° 34’ 30” West, 91.98 feet to a point, then

4. North 87° 25’ 30” East, 20.00 feet to the easterly line of Hagar Lane (20’ Alley), then binding with said easterly line

5. North 02° 34’ 30” West, 187.49 feet to a point on the southerly side of Elm Street and 30 feet from the centerline thereof; then binding with the said right of way

6. North 87° 34’45” East, 54.43 feet to a point, then

7. South 56° 17’ 48” East, 25.68 feet to a point, said point being on the westerly right-of-way line of Woodmont Avenue (80’R/W) as delineated on Montgomery County Department of Transportation Right of Way Plat File No. 103, then binding with said right-of-way

8. 347.19 feet along the arc of a curve deflecting to the left, having a radius of 500.00 feet and a chord bearing and length of South 26° 26’ 28” East, 340.26 feet to a broken P.K. nail found, then

9. South 24° 52’ 49” West, 60.59 feet to a point on the northerly right-of-way line of Bethesda Avenue (60’R/W), then binding with said right-of-way

10. South 87° 25’ 30” West, 306.67 feet to the point of beginning; containing 63,770 square feet or 1.46396 acres of land.

Together with easements reconveyed to Woodmont West Limited Partnership by Montgomery County, Maryland by Agreement of Easement dated November 31,1989 and recorded February 9,1990 in Liber 9193 Folio 355 and revised by Agreement of Easement (Revised) dated June 6, 1991 and recorded July 11, 1991 in Liber 9839 Folio 315.

Together with easements granted to Woodmont West Limited Partnership by Montgomery County, Maryland by Agreement of Easement dated April 30, 1990 and recorded June 15,1990 in Liber 9359 Folio 717.

Together with easement and right of way over Hagar Lane established by Deed of Easement dated March 6,1951 and recorded in Liber 1501 Folio 315.

Together with reciprocal and non-exclusive easement for ingress and egress over a portion of Lot 12 as established by Common Loading Dock and Ingress/Egress Agreement dated August 7,1989 recorded September 7,1989 in Liber 8984 Folio 18.

Together with reciprocal easements contained Declaration of Covenants and Easements dated February 26, 2003 recorded March 26, 2003 in Liber 23361 folio 446.

Together with Declaration of Reciprocal Easement and Covenants by and between Woodmont West Limited Partnership, Federal Realty Investment Trust Department of Transportation of Montgomery County, Maryland dated August 20, 1996 recorded August 29, 1996 in Liber 14337 Folio 510.

Together with Stormwater Management Easement Agreement by and between Bethesda Avenue Row LLC (also known as Bethesda Avenue Row Limited Liability Company), a Maryland limited liability company), a Maryland limited liability company, aka Bethesda Avenue Row Limited Partnership, Woodmont West LLC (also known as Woodmont West limited liability company), a Maryland limited liability company, fka Woodmont West Limited Partnership and W. M. Limited Partnership, a Maryland limited partnership dated July 9, 2002 recorded July 12, 2002 in liber 21414 folio 757.

PARCEL I.D. NO.: 7-1-2785464 - (N-628)

PARCEL I.D. NO.: 7-1-2785475 - (N-632)

PARCEL I.D. NO.: 7-1-2919248 - (N-664)

PARCEL I.D. NO.: 7-1-429544 - (N-681)

PARCEL I.D. NO.: 7-1-2608572 - (N-682)

PARCEL I.D. NO.: 7-1-2785486 - (N-683)

PARCEL I.D. NO.: 7-1-2785497 - (N-685)

EXHIBIT A-1

SECOND FLOOR PLAN

HOLLAND & KNIGHT LLP

EXHIBIT B

WORK AGREEMENT

This Work Agreement is attached to and made a part of that certain Office Lease (the “Lease”) by and between Street Retail, Inc., a Maryland corporation, as landlord (“Landlord”) and OPNET Technologies, Inc., as tenant (“Tenant”) for the premises (the “Leased Premises”) described therein and consisting of approximately 22,253 square feet of Gross Rentable Area in the building located at 7250 Woodmont Avenue, Bethesda, Maryland (the “Building”). This Work Agreement sets forth the understandings and agreements of Landlord and Tenant regarding the performance by Landlord of work in and to the Leased Premises for Tenant’s original occupancy and use (all such work shall be referred to herein as “Tenant Work”). Any capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth elsewhere in the Lease.

1. Tenant’s Agent. Tenant hereby designates Steve Tassi (“Tenant’s Agent”) as having authority to approve plans and specifications, to accept cost estimates, and to authorize changes or additions to Tenant Work during construction. Landlord hereby designates Dave Rudorfer (703-851-3708) (“Landlord’s Agent”) as having authority to approve plans and specifications and to authorize changes or additions to Tenant Work during construction.

2. Plans and Specifications.

(A) It is agreed that Tenant will develop plans and necessary specifications for completion of Tenant Work in accordance with the following schedule; provided, however, that Tenant’s architect (who shall be subject to Landlord’s prior reasonable approval and shall be licensed in Maryland) shall be entitled to deliver, on Tenant’s behalf, any such plans and specifications required hereunder to be delivered by Tenant to Landlord:

(i) Tenant shall deliver to Landlord Tenant’s Preliminary Plans (as defined below) for the entire Leased Premises and shall indicate its approval of the Preliminary Plan in writing by signing and dating such Preliminary Plans. The “Preliminary Plans” shall set forth:

(a) the location and specification of telephone and other communications outlets;

(b) the location and specification of electrical outlets, especially those required to accommodate items such as computers and 220-volt equipment;

(c) the location of copy machines larger than table-top size, computer equipment, telex machines, and other heat-producing machines, and specification of heat output (BTU/hour) and required operating conditions (maximum/minimum temperature, hours of operation);

(d) the location of conference rooms and other rooms subject to occupancy by more than six (6) persons at a time and the specification of maximum expected occupancy;

(e) a reflected ceiling plan for all lighting desired by Tenant, and specification of any Tenant Work involving lighting;

(f) any Tenant Work which is likely to require a longer-than-usual period of time to construct or acquire;

(g) the location of all partitions in the Leased Premises; and

(h) any special requirements.

(ii) Within five (5) business days after Tenant delivers to Landlord Tenant’s Preliminary Plans, Landlord shall deliver to Tenant in writing its approval of the Preliminary Plans or changes to the Preliminary Plans that will be required to obtain Landlord’s approval.

(iii) Within five (5) business days after Landlord delivers to Tenant its required revisions to the Preliminary Plans, Tenant shall deliver to Landlord revised Preliminary Plans containing the required revisions and such suggested revisions as Tenant chooses to incorporate.

(iv) Within two (2) business days after Tenant delivers to Landlord revised Preliminary Plans, Landlord shall deliver its confirmation that all required revisions have been made (if such is the fact) and its approval of the revised Preliminary Plans.

(v) Within thirty (30) days after Landlord has approved the Preliminary Plans, Tenant shall deliver to Landlord detailed architectural, mechanical, plumbing and electrical (and structural, if required) working drawings and construction documents for the Tenant Work (including without limitation, the HVAC systems and fire and life safety systems and the location of furniture and office equipment), based upon the approved Preliminary Plans, prepared by Tenant’s architects and engineers, and Tenant shall indicate its approval of such working drawings and construction documents in writing by signing and dating such working drawings and construction documents (the “Construction Documents”).

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(vi) Within five (5) business days after Tenant delivers to Landlord the Construction Documents, Landlord shall indicate its approval of the Construction Documents in writing by signing and dating such Construction Documents in the space provided, or shall indicate the revisions required due to errors or omissions in the drawings.

(vii) Within five (5) business days after Landlord indicates the revisions required due to errors or omissions in the Construction Documents, Tenant shall correct such errors or omissions and resubmit the Construction Documents to Landlord for its approval. Provided such errors or omissions have been corrected, Landlord shall then approve the Construction Documents. Pursuant to the letter from David Rudorfer dated November 25, 2006 (the “Approval Letter”), Landlord has approved the Construction Documents submitted by Tenant, subject to Tenant complying with the requirements and addressing the issues set forth in the Approval Letter to Landlord’s satisfaction. If Tenant desires to make revisions in the Construction Documents after Landlord has approved such Construction Documents, such changes shall require Tenant to approve and date the revised Construction Documents and shall be subject to Landlord’s written approval. Promptly after the Tenant Work has been completed, Tenant shall provide to Landlord a CAD diskette of the Construction Documents as revised pursuant to this Work Agreement.

(B) The Construction Documents, as finally approved by both Landlord and Tenant shall constitute the “Plans.” Any revisions to the Plans are expressly subject to Landlord’s prior written approval. Landlord shall respond to any request for its approval of any changes to the Plans within five (5) business days after Landlord receives written request for such approval from Tenant. Tenant shall be solely responsible for the content of the Plans and coordination of the Plans with base Building design. Landlord’s approval of any of the Plans (and any change orders thereto) shall not be unreasonably withheld, conditioned or delayed, unless the proposed Tenant Work could, in Landlord’s judgment (i) adversely affect the structure of the Building, (ii) adversely affect in any material manner the electrical, plumbing or mechanical systems of the Building or the functioning thereof, (iii) be or become visible from the exterior of the Leased Premises, or (iv) interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building. In addition, Landlord’s approval of the Plans shall not constitute a warranty, covenant or assurance by Landlord that (i) any equipment or system shown thereon will have the features or perform the functions for which such equipment or system was designed; (ii) the Plans satisfy applicable code requirements; (iii) the Plans are sufficient to enable Tenant or Tenant’s architect to obtain a building permit for the Tenant Work; or (iv) the Tenant Work described thereon will not interfere with, and/or otherwise adversely affect, base Building systems. Tenant shall be solely responsible for the Plans’ compliance with all applicable laws, rules and regulations of any governmental entity having jurisdiction over the Building and the Leased Premises. Notwithstanding the foregoing, if Landlord determines at anytime that the Tenant Work described on the Plans does or will interfere with and/or otherwise adversely affect any base Building systems or does not or will not comply with any applicable law, rule or regulation, or the fire marshal, inspector or other governmental authority requires a revision to the Tenant Work, then the Plans shall be amended, at Tenant’s cost, so that the Tenant Work will not interfere with, and/or otherwise adversely affect, such base Building systems and/or will not violate any applicable law, rule or regulation, and will comply with any requests of any applicable governmental authority.

(C) Tenant shall pay the cost of preparing the Plans. Tenant may elect to apply a portion of the Tenant Work Allowance (hereinafter defined) against the cost of the Plans.

(D) Tenant at its sole cost shall obtain and maintain a building permit (the “Building Permit”), in a form satisfactory to Landlord, that permits Tenant to construct the Tenant Work, and shall make such amendments to the Plans (subject to Landlord’s approval) as necessary to obtain and maintain such permit. Tenant shall be required to hire, at Tenant’s sole cost, an expeditor reasonably acceptable to Landlord, to assist in obtaining the Building Permit.

3. Construction of Tenant Work.

(A) The Plans shall be conclusive as to the entire scope of Tenant Work to be performed by Tenant. Tenant agrees to provide and install the Tenant Work shown on the Plans in a good and workmanlike manner in strict accordance with the Plans approved by Landlord. Tenant shall pay the cost of all Tenant Work, subject to application of the Tenant Work Allowance as set forth in Paragraph 6 hereof.

(B) If Tenant shall request changes to the Plans or the Tenant Work after the date that the Plans were approved by Landlord, Tenant shall be responsible for directing its architects and engineers to revise the Plans and shall pay all fees incurred in making such revisions. Tenant shall deliver to Landlord any such revised Plans approved and dated by Tenant in writing. Any such changes and/or additions shall be subject to Landlord’s prior written approval of the Plans depicting such changes and/or additions.

(C) Tenant shall pay an administrative fee to compensate Landlord for reviewing the Plans and/or monitoring the Tenant Work equal to the actual out-of-pocket costs incurred in connection therewith, plus fifteen percent (15%) of such actual out-of-pocket costs as reimbursement of administrative expenses, but in no event more than seventy-five hundredths percent (.75%) of the hard costs of the Tenant Work. Such administrative fee shall be payable as Additional Rent and at Landlord’s election shall be either paid by Tenant to Landlord within ten (10) calendar days after receipt of invoice from Landlord, or deducted from any available Tenant Work Allowance.

Exhibit B, Page 2	HOLLAND & KNIGHT LLP

(D) Tenant shall pay the cost of all Tenant Work, subject to application of the Tenant Work Allowance as set forth in Paragraph 6 hereof. Any costs payable under this Work Agreement to Landlord that are not paid from the Tenant Work Allowance shall be payable as Additional Rent by Tenant to Landlord within ten (10) calendar days after receipt of an invoice therefor from Landlord. Landlord shall be entitled to order Tenant to suspend construction of any of the Tenant Work while Tenant is late on the payment of any amount payable under the Lease (including without limitation, any provision of this Work Agreement) or while Tenant is in violation or default of any provision of the Lease (including without limitation, any provision of the Work Agreement), provided that Landlord has first applied any or all of the available Tenant Work Allowance pursuant to Paragraph 6 hereof towards satisfaction of such payment obligations or towards curing any other such default. Tenant shall be responsible for any delay resulting therefrom.

4. Tenant’s Construction Requirements. Tenant covenants and agrees to satisfy (and cause its contractors and subcontractors to satisfy) the following conditions and requirements in connection with its construction of the Tenant Work:

(A) Tenant or Tenant’s contractor shall be required to utilize the subcontractors specified by Landlord for all roofing work, sprinkler shutdown work and fire alarm tie-in work;

(B) The contractors, subcontractors or laborers employed in connection with such work shall comply with any applicable law and work rules and regulations established by Landlord from time to time for all work in the Building, including the Rules for Tenant’s Contractors attached hereto as Exhibit D;

(C) Tenant, or its contractors and their subcontractors, shall be bondable and shall provide such insurance, bonding (for the general contractor only) and/or indemnification as Landlord may reasonably require for its protection from negligence or malfeasance on the part of such contractors and subcontractors (provided, however, that Landlord shall require a bond from a contractor only if it is reasonable based upon the net worth and general creditworthiness of such contractor, and Landlord shall not require any such bonding if the contractor is Hitt Construction Company). In Landlord’s judgment (reasonably exercised), such work or the identities or presence of such contractors or their subcontractors will not result in delays, stoppages or other action or the threat thereof which may interfere with construction progress or delay in completion of other work in the Building or on or about the rest of the Property, or in any manner impair any guarantee or warranty from Landlord’s contractor or its subcontractors, or conflict with any labor agreements applicable to the construction of the Building or the improvement of the rest of the Property. Tenant or its contractor shall carry such Builder’s risk insurance in connection with the Tenant Work as Landlord may reasonably require;

(D) Each such contractor and subcontractor, and the nature and extent of the work to be performed by it shall be approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), but such approval shall not relieve Tenant of its responsibility to comply with the applicable provisions of this Exhibit B nor constitute a waiver by Landlord of any of its rights under the Lease;

(E) The time required by Tenant’s contractors to perform the Tenant Work shall not delay the Term Commencement Date or the Rent Commencement Date, notwithstanding the fact that the Leased Premises may not be completed and Tenant may not be in occupancy of the Leased Premises at such time;

(F) Tenant shall indemnify, hold harmless, and defend Landlord from any loss, damage, cost or expense (including attorneys’ fees and court costs) incurred by Landlord, whether before or after the Term Commencement Date, as a result of the performance by Tenant of such work, and Landlord shall have the right to invoice Tenant for the same as Additional Rent, which shall be payable within ten (10) business days after receipt of such invoice;

(G) Tenant must promptly make available to Landlord for Landlord’s prior review, and at Landlord’s request, all construction documentation as Landlord deems reasonably necessary;

(H) Landlord, at its cost, shall have the right to monitor the Tenant Work throughout the construction process to insure that Tenant’s contractor(s)/subcontractor(s) are adhering to Landlord-approved Plans for Leased Premises and to insure that the Building’s systems (plumbing, electrical, HVAC, etc.) are not being affected adversely during such construction process and will not be affected adversely after completion of Tenant Work;

(I) All of Tenant’s contracts with any contractors shall be in the name of Tenant and this provision shall not create any direct or indirect relationship between Landlord and said contractors nor any obligations or liability by Landlord to said contractors, nor shall this provision create any direct or indirect liability for Landlord in connection with the improvements to the Leased Premises; and

(J) Tenant’s contractor and subcontractors shall not post any signs on any part of the Leased Premises or the Building.

5. Base Building Changes. If Tenant requests work to be done in the Leased Premises or for the benefit of the Leased Premises that necessitates changes to the base Building or Building systems, or the design thereof, any such changes shall be subject to prior written approval of Landlord, in its sole discretion, and Tenant shall be responsible for all costs resulting from such changes, including architectural and engineering charges, and any special permits or fees attributed thereto. Tenant shall be responsible for any delay resulting from such changes. Before any such changes are made, Tenant shall pay to Landlord fifty percent (50%) of the full costs estimated to be incurred by Landlord in connection with such changes, and Tenant shall pay the balance upon Landlord notifying Tenant that such changes are substantially complete.

Exhibit B, Page 3	HOLLAND & KNIGHT LLP

6. Tenant Work Allowance. Landlord agrees to provide Tenant with an allowance (“Tenant Work Allowance”) in the amount of Forty Dollars ($40.00) per square foot of rentable area in the Leased Premises, to be applied against the actual out-of-pocket third party costs and expenses incurred in connection with the design and construction of the Tenant Work (including the actual construction costs and architectural and engineering fees incurred in connection therewith); provided, however, a portion of the Tenant Work Allowance, but in no event more than Five Dollars ($5.00) per square foot of rentable area in the Leased Premises, may be applied against the actual out-of-pocket expenses incurred by Tenant in connection with telephone and computer cabling and furniture and equipment for the Leased Premises. The Tenant Work Allowance shall not be applied to the costs of any furniture, computers, equipment, personal property, or for any other costs other than as provided above. After Tenant has completed fifty percent (50%) of the Tenant Work, Tenant shall deliver to Landlord a written request for partial payment of the Tenant Work Allowance and evidence of satisfaction of the following conditions (the “50% Allowance Request”): (a) receipt by Landlord of a signed statement from Tenant and Tenant’s architect certifying that Tenant has completed at least fifty percent (50%) of the Tenant Work and Tenant has incurred out-of-pocket construction and/or design costs for the Tenant Work (for which Tenant has not previously been reimbursed) against which the Tenant Work Allowance may be applied in the amount requested to be paid from the Tenant Work Allowance (but in no event more than fifty percent of the Tenant Work Allowance); (b) receipt by Landlord of appropriate paid receipts or invoices approved by Tenant and lien waivers in a form satisfactory to Landlord from the contractors and subcontractors performing the Tenant Work, which lien waivers must cover the work for which such contractors has then provided (but such lien waivers may be conditioned upon receipt of payment for the work that is the subject of such 50% Allowance Request); and (c) Tenant shall not be in default of any term, condition or provision of this Lease. If a complete 50% Allowance Request (complying with the foregoing requirements) is received by Landlord from Tenant, Landlord shall use reasonable efforts to pay to Tenant the amount covered by the 50% Allowance Request, but no more than fifty percent (50%) of the unapplied Tenant Work Allowance, within fifteen (15) days after receipt of the 50% Allowance Request (and satisfaction of the foregoing conditions). After Tenant has substantially completed the Tenant Work, Tenant shall deliver to Landlord a written request for partial payment of the Tenant Work Allowance and evidence of satisfaction of the following conditions (the “80% Allowance Request”): (a) receipt by Landlord of a signed statement from Tenant and Tenant’s architect certifying that Tenant has substantially completed the Tenant Work and Tenant has incurred out-of-pocket construction and/or design costs for the Tenant Work (for which Tenant has not previously been reimbursed) against which the Tenant Work Allowance may be applied in the amount requested to be paid from the Tenant Work Allowance (but in no event shall such amount plus any other prior distributions of Tenant Work Allowance be more than eighty percent (80%) of the Tenant Work Allowance); (b) receipt by Landlord of appropriate paid receipts or invoices approved by Tenant and lien waivers in a form satisfactory to Landlord from the contractors and subcontractors performing the Tenant Work, which lien waivers must cover the work for which such contractors has then provided; and (c) Tenant shall not be in default of any term, condition or provision of this Lease. If a complete 80% Allowance Request (complying with the foregoing requirements) is received by Landlord from Tenant, Landlord shall pay to Tenant the amount covered by the 80% Allowance Request, but no more than an amount which when added to the previously distributed Tenant Work Allowance equals eighty percent (80%) of the unapplied Tenant Work Allowance. Landlord shall use reasonable efforts to make such payment within fifteen (15) days after receipt of the 80% Allowance Request (and satisfaction of the foregoing conditions). After Tenant has completed one hundred percent (100%) of the Tenant Work and received all final lien waivers, Tenant shall deliver to Landlord a written request for final payment of the Tenant Work Allowance and evidence of satisfaction of the following conditions (the “Final Allowance Request”): (a) receipt by Landlord of a signed statement from Tenant and Tenant’s architect certifying that Tenant has completed the Tenant Work in accordance with the Plans and Tenant has incurred out-of-pocket construction and/or design costs for the Tenant Work (for which Tenant has not previously been reimbursed) against which the Tenant Work Allowance may be applied in the amount requested to be paid from the Tenant Work Allowance (but in no event more than remainder of the Tenant Work Allowance); (b) receipt by Landlord of an occupancy permit for the Leased Premises, and Tenant’s occupancy of the Leased Premises, (c) receipt by Landlord of appropriate paid receipts or invoices and final lien waivers from all contractor and subcontractors performing any Tenant Work in a form satisfactory to Landlord, and (d) Tenant shall have fully performed all of its obligations under this Work Agreement and not be in default of any monetary provision under the Lease or in Default (as defined in Section 16.01) of any non-monetary monetary provision under the Lease. If a complete Final Allowance Request (complying with the foregoing requirements) is received by Landlord from Tenant, Landlord shall use reasonable efforts to pay to Tenant the amount covered by the Final Allowance Request, but no more than the remaining unapplied Tenant Work Allowance, within fifteen (15) days after receipt of the Final Allowance Request (and satisfaction of the foregoing conditions). Notwithstanding the foregoing, Landlord shall have the right, without the obligation, to apply all or any portion of the undisbursed Tenant Work Allowance to remedy any default by Tenant occurring hereunder; provided, however, it is expressly covenanted and agreed that such remedy by Landlord shall not be deemed to waive, or release, the default of Tenant. In addition, Landlord shall provide to Tenant an allowance, in the amount of Ten Cents ($.10) per rentable square foot of the Leased Premises, to be applied against the out-of-pocket expenses incurred by Tenant in undertaking a test fit for the Leased Premises. Such allowance will be paid to Tenant within thirty (30) days of completion of such work and receipt by Landlord of invoices substantiating the costs thereof incurred by Tenant, in a form reasonably acceptable to Landlord. Notwithstanding anything contained in this Paragraph 6 to the contrary, Tenant shall not be required to obtain a lien waiver from any contractor or subcontractor to the extent the total cost of the work in, to or for the Leased Premises provided by such contractor or subcontractor is less than Ten Thousand Dollars ($10,000.00).

Exhibit B, Page 4	HOLLAND & KNIGHT LLP

7. Landlord Work. Landlord, at its cost, shall perform the following initial work to the Building (“Landlord Work”): (i) alter the elevator system to permit the elevators to be programmed to limit access to second floor to individuals with an access key, which can be accessed with Tenant’s access cards, (ii) modify the current Building card reader access system to comply with the requirements of Section 7.01 .G of the Lease, (iii) modify the current HVAC control system to comply with the requirements of Section 7.01.D of the Lease, and (iv) any modifications to the Common Restrooms required pursuant to the terms of Section 2.01 .C of the Lease. Such Landlord Work will be done after Landlord has delivered the Leased Premises to Tenant for Tenant to commence the Tenant Work, and Landlord and Tenant shall reasonably cooperate with each other during any times that Landlord requires access to the Leased Premises to undertaking any Landlord Work while Tenant is undertaking Tenant Work in the Leased Premises.

Exhibit B, Page 5	HOLLAND & KNIGHT LLP

EXHIBIT C

RULES AND REGULATIONS

Tenant expressly covenants and agrees, at all times during the Term, and at such other times as Tenant occupies the Leased Premises or any part thereof, to comply, at its own cost and expense, with the following:

1.	Tenant shall not obstruct or permit its agents, clerks or servants to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any other way than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; make any disruptive noises in the Building; smoke in the elevators; throw substances of any kind out of the windows or doors, or in the halls and passageways of the Building; sit on the window sills; or clean the exterior of the windows.

2.	Waterclosets and urinals shall not be used for any purpose other than those for which they are constructed; and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste of electricity or water is prohibited.

3.	Tenant shall not (i) obstruct the windows, partitions and lights that reflect or admit light into the halls or other places in the Building, or (ii) except as expressly permitted by the Lease, inscribe, paint, affix, or otherwise display signs, advertisements or notices in, on, upon or behind any windows or on any door, partition or other part of the interior or exterior of the Building that is visible outside the Leased Premises, without the prior written consent of Landlord. If such consent be given by Landlord, any such sign, advertisement, or notice shall be inscribed, painted or affixed by Tenant, or a company approved by Tenant, and the cost of the same shall be charged to and paid by Tenant, and Tenant agrees to pay the same promptly, on demand.

4.	No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like services shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed

5.	When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing of any kind or cutting of wires will be allowed, except with the prior written consent of Landlord. Tenant shall notify Landlord in writing of the number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., and any electrical work in the Leased Premises shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. No tenants shall be in direct contact with the floor of the Leased Premises; and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or similar adhesive material being expressly prohibited.

6.	No additional lock or locks shall be placed by Tenant on any interior door in the Leased Premises without providing Landlord with a key therefor. In addition, no lock or locks shall be placed by Tenant on any suite entry door in the Building without Landlord’s prior written consent and without providing Landlord with a copy of the keys for such locks. Tenant, its agents and employees, shall not have any duplicate key made and shall not change any locks. All keys to doors and washrooms shall be returned to Landlord at the termination of the tenancy, and in the event of loss of any keys furnished, Tenant shall pay Landlord the cost of replacing the lock or locks to which such keys were fitted and the keys so lost.

7.	Tenant shall not employ any person or persons other than Landlord’s janitors for the purpose of cleaning the Leased Premises, without prior written consent of Landlord. Landlord shall not be responsible to Tenant for any loss of property from the Leased Premises however occurring, or for any damage done to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

8.	No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Leased Premises.

9.	Tenant shall not conduct, or permit any other person to conduct, any auction upon the Leased Premises; manufacture or store goods, wares or merchandise upon the Leased Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Leased Premises to be used for gambling; make any disruptive noises in the Building; permit to be played any musical instruments, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Leased Premises.

10.	No awnings or other projections shall be attached to the outside walls of the Building. No curtains, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises, without the prior written consent of Landlord. Such curtains, blinds and shades must be of a quality, type, design, and color, and attached in a manner, approved by Landlord.

HOLLAND & KNIGHT LLP

11.	Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Retail sales will be limited to the ground level and lower level retail store areas.

12.	There shall not be used in the Leased Premises or in the Building, either by Tenant or by others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

13.	Tenant, before closing and leaving the Leased Premises, shall ensure that all entrance doors to the Leased Premises are locked.

14.	Landlord shall have the right to prohibit any advertising by Tenant which mentions the name or address of the Building and in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15.	Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purpose in operating the Building:

(i)	the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purpose;

(ii)	the right to change the name or address of the Building, without incurring any liability to Tenant for so doing provided that if Landlord changes the street number of the Building and such change is not made, directed or requested by the postal service or any governmental or quasi-governmental authority, then Landlord shall reimburse Tenant for the actual cost of the letterhead and other stationary or business cards on hand which bears the old address of the Building, but in no event more than Ten Thousand Dollars ($10,000.00);

(iii)	the right to install and maintain a sign or signs on the exterior of the Building, subject to the terms of the Lease;

(iv)	the exclusive right to use or dispose of the use of the roof of the Building, subject to Tenant’s express rights under the Lease;

(v)	the right to limit the space on the directory of the Building to be allotted to Tenant, subject to Tenant’s express rights under the Lease; and

(vi)	the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

16.	As used herein, the term “Leased Premises” or “Premises” shall mean and refer to the “Leased Premises” as defined in Article I of the Lease.

17.	All safes shall stand on a base of such size as shall be designated by the Landlord. The Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. No machinery of any kind or articles of unusual weight or size will be allowed in the Building without the prior written consent of Landlord. Business machines and mechanical equipment that cause vibration or make noise, if so consented to by Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient to absorb and prevent all vibration, noise and annoyance.

18.	The Leased Premises shall not be used for lodging or sleeping purposes, and cooking therein (other than microwave cooking for Tenant’s employees in the pantry area of the Leased Premises) is prohibited.

19.	After 6:00 p.m. until 8:00 a.m. on weekdays, after 1:00 p.m. on Saturdays, and at all hours on Sundays and legal holidays, all persons entering or leaving the Building may be required to identify themselves to establish their rights to enter or leave the Building. Landlord or its agents may exclude from the Building during such periods all persons who do not present satisfactory identification. Each tenant shall be responsible for all persons for whom it requests admission and shall be liable to Landlord for all acts of such persons.

21.	In addition to all other liabilities for breach of any provision of these Rules and Regulations, Tenant shall pay to Landlord all damages caused by such breach. The violation of any such provision may be restrained by injunction.

22.	Landlord shall enforce the rules and regulations against the Tenant in a non-discriminatory manner.

Exhibit C, Page 2	HOLLAND & KNIGHT LLP

EXHIBIT D

RULES FOR TENANT’S CONTRACTORS

The following rules and regulations apply to any construction by Tenant in the Building:

1.	All demolition and/or construction work generating sufficient noise to disturb Building occupants (e.g., core drilling and ramset shots) must be accomplished before or after normal operating hours. Determination of sufficient noise levels to cause a disturbance shall be made at the Landlord’s sole discretion.

2.	Loading dock use for the delivery of materials and/or equipment or for the removal of trash shall be before or after the normal hours of operation for the Building. For isolated special cases, arrangements may be made with the property manager of the Building (“Property Manager”) for deliveries during Building Hours. Landlord agrees to cooperate with Tenant to accommodate Tenant’s reasonable request for such use during Building Hours during Tenant’s initial build-out of the Leased Premises

3.	Freight elevator use for the delivery of materials and/or equipment or the removal of trash shall normally be before or after the normal hours of operation for the Building and only with the express permission of the Property Manager. For isolated special cases, special arrangements may be made with the Property Manager for deliveries during Building Hours. All elevator use must be with the full knowledge and consent of the Property Manager.

4.	Construction debris must be removed from the Building in suitable containers. Removal must be accomplished in a manner which does not cause damages to the Building, create any disturbances to tenants, or create additional cleaning for Building personnel. Sufficient precautions must be taken to protect finishes in the path of removal. Damages resulting from negligence will result in an assessment to the contractor for damages.

5.	Contractors are responsible for timely cleaning of all public areas affected by their construction activities. Contractors are further responsible for providing and promptly removing their own trash containers.

6.	Any work not to be installed in strict adherence with the construction contract documents must be approved by the Landlord prior to installation.

7.	All workmen must conduct themselves in a reasonable manner at all times. The removal of any workmen using profanity, loitering in the Building, or creating a disturbance to tenants will be required.

8.	All of the contractor’s personnel are responsible for their own parking and the associated cost. Unauthorized vehicles found in loading areas or parking garages will be ticketed and towed.

9.	All work requiring connection to the Building fire alarm system is subject to the Landlord’s requirements. The completion of the tie-in must be accomplished utilizing the Landlord’s specified contractor. Any warranties voided as a result of the contractor’s or subcontractor’s failure to comply with this requirement will result in the contractor’s replacing the voided warranty in compliance with the Landlord’s requirements.

10.	Any roof penetrations required must be performed and repaired by the Landlord’s designated subcontractor. Any warranties voided as a result of failure to comply with this requirement will result in the contractor’s replacing the voided warranty in compliance with the Landlord’s requirements.

11.	Any work requiring the partial or full shutdown of any base Building systems, including electrical, mechanical or plumbing, must be scheduled with and approved by the Property Manager twenty-four (24) hours in advance. The shutdowns generally must be done after Building Hours.

12.	All painting utilizing oil-based or polymer-based paints shall be performed before or after Building operating hours. The contractor shall be responsible for scheduling with the Property Manager any HVAC required for proper ventilation of work areas and adjacent tenant spaces.

13.	The protection of existing mechanical equipment, including but not limited to baseboard heaters, heat pumps, air handlers, air conditioners, ductwork and distribution equipment, from physical damage or damage from dust and debris is the responsibility of the contractor. Damage as a result of failure to protect equipment will result in an assessment against the contractor for such damages and the resulting required repairs.

14.	All penetrations to slab materials require the review and approval of the Landlord’s structural engineer without exception. The cost of this review and approval is the contractor’s responsibility.

15.	All testing of fire alarm equipment requiring the sounding of bells, sirens, or voice annunciation must be scheduled with the Property Manager forty-eight (48) hours in advance of the test. Pre-testing of new fire alarm work is mandatory. Rescheduled test as a result of the contractor’s failure to coordinate with the Property Manager, the contractor’s failure to completely pre-test the system, or the contractor’s failure to pass municipal test shall be the contractor’s responsibility.

16.	Normal Building operating hours are generally 9:00 a.m. to 6:00 p.m., Monday through Friday (except Holidays).

17.	These rules are subject to change at the Landlord’s discretion.

HOLLAND & KNIGHT LLP

EXHIBIT E

Intentionally Omitted

HOLLAND & KNIGHT LLP

EXHIBIT F

Intentionally Omitted

HOLLAND & KNIGHT LLP

EXHIBIT G

Intentionally Omitted

HOLLAND & KNIGHT LLP

EXHIBIT H

ADDITIONAL OPERATING COSTS EXCLUSIONS

In addition to the exclusions from Operating Costs set forth in Section 6.03.C of the Lease and notwithstanding anything contained in the Lease to the contrary, Operating Costs shall not include:

1.	the cost of any improvements which under generally accepted accounting principles, consistently applied, are properly classified as capital improvements, except for any Permitted Capital Expenditures;

2.	painting or decorating of any leased or leasable area (specifically excluding any common or public areas of the Building or any base Building systems or structures), unless the Leased Premises are comparably painted or decorated;

3.	any tenant work performed or alteration of specific space leased to Tenant or any other tenants or occupants of the Building (specifically excluding any common or public areas of the Building or any base Building systems or structures), whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter, unless such tenant work or alterations are similarly provided to, or benefit generally, Tenant;

4.	any cash or other consideration paid by Landlord to a specific Tenant on account of, with respect to or in lieu of the tenant work or alterations described in clause (3) above;

5.	ground rent (except with respect to any portion thereof relating to the pass-through of any operating expenses or real estate taxes incurred by the ground lessor;

6.	depreciation or amortization of any Building improvements, except with respect to any Permitted Capital Expenditures;

7.	cost of any repairs required as a direct result of the gross negligence of Landlord (provided that such repairs would not have been required but for such gross negligence) or required in order to cure any violations existing as of the Term Commencement Date of any laws relating to the common area of the Building;

8.	costs of enforcement of leases relating to rent or other items that do not benefit Tenant, tenants or the Building generally or the operation of the Building;

9.	principal and interest on indebtedness or any costs of financing or refinancing the building, the building equipment, or the building improvements, replacements, or repairs, except for interest (at a fair market rate) on Permitted Capital Expenditures;

10.	management fees in excess of three percent (3%) (or the percent management fee paid in the Base Year by Landlord, if less) of gross rental income or collections (as may be grossed-up to a full service basis if any expenses are separately paid by any tenants of the building);

11.	compensation paid to officers or executives of the Landlord;

12.	leasing commissions, advertising and promotional expenses;

13.	accounting, legal, or other professional or consulting costs or fees, whether internal or paid to third parties, except to the extent related to the operation, management or maintenance of the Building (excluding legal fees incurred in connection with negotiation of leases in the Building or in connection with disputes with tenants of the Building), or in connection with the preparation of expense statements for the tenants of the Building;

14.	the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that either (1) Landlord is compensated therefor through proceeds of insurance or condemnation awards; (2) Landlord would have been compensated therefor had Landlord obtained the insurance coverage against such fire or casualty required hereunder to be carried by Landlord; or (3) Landlord is not fully compensated therefor due to the coinsurance provisions of its insurance policies on account of Landlord’s failure to obtain the insurance required hereunder to be carried by Landlord;

15.	the cost of future capital improvements to the Building, except with respect to Permitted Capital Expenditures;

16.	the cost to provide after Building Hours HVAC or electricity costs to a specific tenant of the Building, if such tenant is charged separately for such use (other than through Operating Costs pass-throughs);

17.	Landlord’s cost incurred in connection with providing services to a particular tenant of the Building for which Landlord is entitled to be reimbursed by such tenant under its lease (except for costs that are reimbursable to Landlord in the form of pass-throughs of operating costs), but only to the extent such services are not standard for the Building and are not available to Tenant without specific additional charge therefor and Landlord is directly reimbursed therefor from such tenant;

18.	expenses incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space to a specific tenant in the Building (e.g., buy-out of a tenant’s pre-existing lease as a tenant concession);

19.	any amounts payable by Landlord by way of indemnity or damages as a result of Landlord’s default under this Lease or any other leases in the Building, but only to the extent Landlord would not have incurred such amount but for such default (it being understood that any amount was paid by Landlord that represents the reimbursement of a cost which if paid directly by Landlord would have been included in Operating Costs shall be included in Operating Costs);

20.	any fine, interest or penalty incurred as a result of Landlord’s late payment of Taxes or utility bills, unless (a) Landlord acted in good faith and made reasonable efforts in contesting the amount of such payments which, if such contest were successful, would have reduced Operating Costs or Taxes or would otherwise have been beneficial to Tenant, or (b) Tenant is not current on all payments of any Rent due hereunder at the time such payments are due and at the time any such fines, penalties, interest are incurred by Landlord;

21.	any improvement installed or work performed or any other cost or expense incurred by Landlord in order to comply with the requirements to obtain the initial base Building certificate of occupancy (i.e., the core and shell completion certificate);

22.	the profit component of any amount paid to a corporation, entity, or person which controls, is controlled by, or is in common control with Landlord for goods or services, to the extent such amount is not reasonably comparable to the amount paid for similar goods or services provided to first-class office buildings in Montgomery County, Maryland providing services similar to, and to the same level as, those provided for the Building (it being understood that for purposes of this item, “control” shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity);

23.	expenses solely relating to maintaining the retail space in the Building;

HOLLAND & KNIGHT LLP

24.	any cost or expense for which Landlord is reimbursed by any tenant or the proceeds of any insurance policy

25.	all operating expenses of the Building allocated by Landlord on a reasonable basis to the retail area of the Building;

26.	costs associated with operating the parking garage for the Building; and

27.

costs resulting from any defect in the physical condition of the common areas of the Building existing as of the Term Commencement Date resulting from the original construction of the common areas of the Building (specifically excluding repairs and replacements resulting from ordinary wear and tear, use, fire, casualty or vandalism), provided that Tenant delivers to Landlord written notice thereof promptly upon becoming aware thereof and in no event later than the expiration of the fifth (5th) Lease Year.

Exhibit H, Page 2	HOLLAND & KNIGHT LLP

EXHIBIT I

Intentionally Omitted

HOLLAND & KNIGHT LLP

EXHIBIT J

FORM OF LETTER OF CREDIT

[Lending Institution Name]
[Address of Lending Institution]	Date: ,

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

Account Party	[Account Party’s Name]
[Account Party Address]

In favor of:	Beneficiary
[Beneficiary Name], its successors and assigns
[Beneficiary Address]

AMOUNT	EXPIRATION DATE:
USD	[Expiration Date]
[Dollar Amount] U.S. Dollars Only

Gentlemen:

We hereby establish our irrevocable letter of credit in favor of [Beneficiary Name] in the amount of USD [Numeric Dollar Amount] ([Alphabetic Dollar Amount] U.S. Dollars Only), effective immediately. Funds under this Letter of Credit are available to you by your draft at sight drawn on the [Lending Institution Name, Lending Institution Address], bearing the clause “Drawn under [Lending Institution Name] Letter of Credit No.            dated             , 200        ,” and accompanied by the following document:

Beneficiary’s signed statement stating that: “The undersigned Beneficiary is entitled to draw upon this Letter of Credit pursuant to the terms of that Lease dated [Lease Date] for premises at [Premises Address] between [Tenant’s name] and [Landlord’s Name], as such Lease may have been modified or amended to date. The undersigned Beneficiary hereby makes demand for the payment of             of the Letter of Credit.”

Such statement shall be conclusive as to such matters and we will accept such statement as binding and correct without having to investigate or having to be responsible for the accuracy, truthfulness or validity thereof or any part thereof and notwithstanding the claim of any person to the contrary.

Partial draws are permitted hereunder. This Letter of Credit is transferable by Beneficiary, provided that such transfer does not violate any rule, order or regulations of any applicable governmental entity. Any such transfer of this Letter of Credit shall be subject to our receipt of Beneficiary’s instructions in the form attached hereto as Exhibit A, accompanied by the original of this Letter of Credit and any amendments thereto. The costs and expenses of such transfer shall be the expense of the Account Party.

This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be modified, amended, or amplified by reference to any document(s), instrument(s), contract(s), or agreement(s) referred to herein or in which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document(s), instrument(s), contract(s), or agreement(s).

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for one year from the present or any future expiration date of this Letter of Credit unless at least sixty (60) days prior to the then current expiration date we notify the Beneficiary by certified mail, return receipt requested that we elect not to consider this Letter of Credit renewed for such additional period. If such notice is given, then during such notice period (i.e., the at least sixty (60) day period commencing on the date of such notice and ending with the then applicable expiration date of this Letter of Credit), this Letter of Credit shall remain in full force and effect and Beneficiary may draw up to the full amount of the sum then remaining under this Letter of Credit when accompanied by a statement described above in the first paragraph of this Letter of Credit.

We hereby agree with you that drafts drawn and presented in compliance with the terms of this Letter of Credit will be honored by us promptly (but in no event later than the close of business on the third (3rd) business day after the date of presentment in immediately available funds if presented at our offices designated below for presentment on or before the expiration date of this Letter of Credit, as such date may be extended pursuant to the terms hereof. Presentment of this Letter of Credit may be made at the following location(s): [Address(s) for presentment]

Unless otherwise stated in this Letter of Credit, this Letter of Credit is subject to The Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, which is incorporated by reference herein.

Very truly yours,

Authorized Signature

NOTE: Landlord and Tenant hereby agree that, upon Landlord’s written request, Tenant shall cause the Letter of Credit to name Landlord and any mortgagee of Landlord (designated by Landlord) as beneficiaries under the Letter of Credit, with each such beneficiary having the authority to present the Letter of Credit and draw upon the Letter of Credit, without needing the other beneficiary to join in such presentment or receive the proceeds of any draw made upon the Letter of Credit.

HOLLAND & KNIGHT LLP

EXHIBIT K

LOCATION AND PARAMETERS OF PERMITTED EXTERIOR SIGNAGE

HOLLAND & KNIGHT LLP

LANDLORD

☐	APPROVED

☒	APPROVED AS NOTED For Concept Only

☐	NOT APPROVED

☐	REVISE & RESUBMIT

☐	PROCESS FOR CONSTRUCTION

BY    KMB    DATE 12-7-06

TENANT

BY                DATE

“LANDLORD’S APPROVAL OF TENANT DRAWINGS SHALL IN NO WAY BE CONSTRUED TO ABROGATE OF MODIFY THE TERMS OF THE LEASE AGREEMENT.”

Approval is subject to submittal of all details for final review and approval, and obtaining approval of local jurisdiction for placement of the sign. The Sign shall be scaled for its location, mounting details shall be appropriate for the building, and the lighting shall be studied to provide complete coverage.

EXHIBIT L

Intentionally Omitted

HOLLAND & KNIGHT LLP

EXHIBIT M

CLEANING SPECIFICATIONS

I.	TENANT’S OFFICE AREA - NIGHTLY (MONDAY-FRIDAY)

A.	All waste baskets and ashtrays will be emptied and wiped clean. Waste containers shall be washed as necessary and lined with plastic liners.

B.	Desk tops, furniture and horizontal surfaces up to 72” high will be dusted.

C.	Uncarpeted floor areas will be dust mopped with a treated mop. Waxed floors will be damp mopped to remove spill marks.

D.	All carpeted areas will be power vacuumed. Accessory tools will be used in hard-to-get areas.

E.	Walls, doors, hardware, light switches, painted wood-work and partition glass will be kept free of marks and smudges.

F.	Lights will be turned off (except where otherwise designated) and doors will be locked.

G.	All windows will be locked and venetian blinds adjusted.

II.	TENANT’S OFFICE AREA - WEEKLY (More often as needed)

A.	Composition floors will be spray buffed to maintain appearance.

B.	Glass partitions, door and door hardware will be cleaned and bright work polished.

C.	Air conditioning and heating grills will be kept free of dust.

D.	Where needed, as needed, carpets will be spot cleaned to remove stains.

III.	TENANT’S OFFICE AREA - QUARTERLY

A.	Composition floors will stripped, scrubbed, waxed and buffed.

B.	High Dusting (above 72”) with a treated cloth.

C.	Venetian blinds will be dusted with a treated cloth.

IV.	REST ROOMS AND COMMON AREAS - NIGHTLY (MONDAY-FRIDAY)

A.	Clean all fixtures, including mirrors, lights, pipes, commode and urinals with a germicidal detergent.

B.	Clean basins and hardware with a soft cloth using a non-abrasive cleaner. Dry with a soft cloth.

C.	Clean all bright work.

D.	Special care will be given to cleaning rims, tops and bottoms of toilet seats, bases, using a germicidal detergent.

E.	Refill paper towel and tissue holders and soap dispensers.

F.	Wet mop and deodorize floors with disinfectant.

V.	REST ROOMS AND COMMON AREAS - MONTHLY

A.	Power scrub tile floors and buff with no-slip wax.

B.	Dust ceiling vents.

C.	Wax floors.

VI.	CORRIDORS, STAIRWAYS AND ELEVATORS - NIGHTLY (MONDAY-FRIDAY)

A.	All uncarpeted areas will be dust mopped with a treated mop. Marks and spills will be removed.

B.	All carpeted areas will be power vacuumed with particular attention to the edges, corners and hard-to-get areas.

C.	Water fountains will be cleaned with a disinfectant and polished.

D.	Walls, light switches, doors and painted woodwork will be kept free of marks and smudges.

E.	Elevators will be cleaned thoroughly, including entrance sills and bright work. The floors will be vacuumed and spot cleaned as necessary.

F.	Elevator entrance doors and frames will be wiped and kept free of finger marks and smudges.

G.	Stairwells, railings and walls to be kept clean of smudges.

H.	Fire bells and other horizontal surfaces will be dusted.

VII.	CORRIDORS, STAIRWAYS AND ELEVATORS - AS NEEDED

A.	Uncarpeted floors will be stripped, scrubbed and refinished as necessary to remove wax build-up and maintain appearance.

B.	Carpets will be spot cleaned to remove stains.

VIII.	ENTRANCE LOBBIES - NIGHTLY (MONDAY-FRIDAY)

A.	Lobby floors shall be mopped and or scrubbed with a neutral cleaner and buffed as necessary to maintain appearance.

B.	Glass window and door areas will be cleaned with glass cleaner.

C.	Architectural surfaces and bright work will be cleaned and polished.

IX.	ENTRANCE LOBBIES - WEEKLY

A.	Dust, or whenever necessary, spot clean walls in main lobbies and elevator lobbies to a height of 72”.

X.	TENANT LUNCHROOMS - NIGHTLY (MONDAY-FRIDAY)

A.	All tables and counter tops will be wiped clean.

B.	Ashtrays will be emptied and wiped clean.

C.	Trash will be collected and placed in designated areas.

D.	Flooring will be cleaned as needed.

XI.	MISCELLANEOUS

A.	Elevator carpets will be shampooed as requested.

B.	All janitor storage areas will be kept tidy and clean. No water will be left running, sinks left with standing water, or lights left on in the closets. All mops, sponges and other reusable cleaning implements will be cleaned off, rinsed and wrung out each night. Sour or mildewed mop heads or sponges will be replaced.

C.	Exterior windows shall be cleaned two (2) times each year.

D.	The HVAC filters will be checked monthly and changed quarterly, and the VAV will be checked monthly.

NOTE: Tenant shall be entitled, at its sole cost, to have cleaning services provided on Monday mornings and such additional cleaning services that Tenant may reasonably request and Landlord reasonably approve.

HOLLAND & KNIGHT LLP

EXHIBIT N

RIGHT OF FIRST OFFER

A. In the event that any office space, comprising a single contiguous block of space in excess of seven thousand five hundred (7,500) rentable square feet, in the Building becomes or is reasonably anticipated by Landlord to become vacant and freely available for Landlord to lease to Tenant during the Term (following the expiration or earlier termination of an initial letting of any space that is currently vacant, including any renewal or extension periods for such letting), except as provided below, Landlord shall provide Tenant with written notice (“Availability Notice”) of the availability of such space (the “ROFO Space”). Provided that (i) no default has occurred under this Lease and remains uncured; (ii) no more than two (2) Defaults have occurred during the thirty-six (36) month period prior to the Availability Notice; (iii) Tenant has not assigned this Lease (other than to a Qualified Tenant Affiliate) and is then occupying sixty percent (60%) of the Leased Premises; (iv) as of the Takeover Date (hereinafter defined), at least three (3) years remain on the Term of this Lease; and (v) Tenant provides to Landlord written notice (“Expansion Notice”), within ten (10) days after receipt of Landlord’s Availability Notice, of Tenant’s desire to lease the ROFO Space, Tenant shall have the first opportunity (the “Right of First Offer”) to negotiate with Landlord, for the ten (10) day period immediately following Tenant’s delivery of such Expansion Notice, the terms on which it will lease the ROFO Space (provided, however, that in no event shall the Minimum Rent per square foot of rentable area of the ROFO Space be less than an amount equal to ninety percent (90%) of the Minimum Rent per square foot which Tenant is obligated to pay for the “Leased Premises” at the 7255 Building in effect during the calendar month in which Tenant shall occupy the ROFO Space) and secure a lease (the “ROFO Lease”) executed and delivered by Landlord and Tenant evidencing such terms. In the event that (i) Landlord and Tenant fail to agree on such terms and execute and deliver a ROFO Lease within such ten (10) day period, or (ii) Tenant fails to deliver the Expansion Notice (or otherwise fails to comply with any other condition to the exercise of its right of first offer) within the time period set forth above, Tenant’s right of first offer to lease the ROFO Space pursuant to this Exhibit N shall terminate, and Landlord shall have the right to lease the ROFO Space at any time to any other person or entity upon any terms and conditions which Landlord desires, in its sole discretion. Time is of the essence with respect to the provisions of this Exhibit N.

B. If Tenant leases the Outside ROFO Space, within the time and in the manner provided in this Section Exhibit N, then as of the Takeover Date (as defined below), then (i) Tenant shall commence paying Rent on the ROFO Space; (ii) the Minimum Rent per square foot of rentable area of the ROFO Space shall be equal to the amount set forth in the ROFO Lease; (iii) the ROFO Space shall be delivered to Tenant in its “as is” condition; and (iv) the Takeover Date shall be the date the initial tenant’s lease of the ROFO Space has expired and Landlord has delivered such space to Tenant.

C. Notwithstanding anything to the contrary contained in this Exhibit N, Landlord and Tenant agree that the foregoing right of first offer shall be subject to any and all contractual obligations of Landlord that exists in any leases in effect as of the date the Availability Notice would otherwise be delivered to Tenant, including without limitation any expansion rights and rights of first offer, negotiation or refusal with respect to such space possessed by any tenant in the Building at such time. In addition, the foregoing right of first offer shall be personal to OPNET Technologies, Inc. and can not be exercised by any assignee (other than a Qualified Tenant Affiliate), subtenant or any other person or entity.

D. In the event that Tenant leases the ROFO Space from Landlord within the time and manner provided in this Exhibit N, and Landlord is unable to deliver possession of such space to Tenant for any reason or condition beyond Landlord’s control, including, without limitation, the failure of an existing tenant to vacate such space, Landlord, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.

HOLLAND & KNIGHT LLP